Exhibit 10.36

PURCHASE AND SALE AGREEMENT

by and among

BCMR KING’S LANDING, A LIMITED PARTNERSHIP,

a Massachusetts limited partnership,

and

MLP KING’S LANDING, LLC,

a Missouri limited liability company,

individually and collectively, as SELLER

and

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP

a Delaware limited partnership,

as BUYER

Company: King’s Landing, LLC

Property Name: King’s Landing Apartments

Location: 618 North Ballas Road, Creve Coeur, Missouri

PURCHASE AND SALE AGREEMENT

THIS PURCHASE AND SALE AGREEMENT (this “Agreement”) is made to be effective as of February 27, 2014 (the “Effective Date”), INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership (“Buyer”), BCMR KING’S LANDING, A LIMITED PARTNERSHIP, a Massachusetts limited partnership (“BCMR”), and MLP KING’S LANDING, LLC, a Missouri limited liability company (“MLP”, and together with BCMR, individually and collectively, “Seller”).

W I T N E S S E T H:

WHEREAS, the Company (as defined in Article 1), is the fee owner of the Property (as defined in Article 1);

WHERAS, BCMR owns fifty percent (50%) of the limited liability company interests in the Company (such interests, together with all rights, powers and obligations of BCMR as a member of the Company, the “BCMR Interests”);

WHEREAS, MLP owns fifty percent (50%) of the limited liability company interests in the Company (such interests, together with all rights, powers and obligations of MLP as a member of the Company, the “MLP Interests”, and together with the BCMR Interests, collectively, the “Interests”);

WHEREAS, Buyer desires to purchase from Seller, and Seller desires to sell to Buyer, the Interests, upon the terms and conditions set forth herein;

NOW THEREFOR, in consideration of the mutual covenants and agreements set forth herein, the parties hereto do hereby agree as follows:

ARTICLE 1 - CERTAIN DEFINITIONS

As used herein, the following terms shall have the following meanings:

“Access Agreement” shall have the meaning set forth in Section 5.1.1.

“Acceptance Date” shall have the meaning set forth in Section 14.17.

“Alternative Use” means (i) the marketing, sale or conveyance of residential units at the Property as condominiums, cooperatives, timeshares, or any similar common interest development, or (ii) the conversion of the Property to a common interest development or condominium project.

“Assumed Contracts” shall mean those Contracts which Buyer elects to assume, or is required to assume, pursuant to the provisions of Section 5.5 hereof.

“BCMR’s knowledge” or words of similar import shall refer only to the actual knowledge of Ted Trivers and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon such person any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by such person. There shall be no personal liability on the part of such person arising out of this Agreement.

“business day” shall mean any day other than a Saturday, Sunday or any federal or State of Missouri holiday. If any period expires on a day which is not a business day or any event or condition is required by the terms of this Agreement to occur or be fulfilled on a day which is not a business day, such period shall expire or such event or condition shall occur or be fulfilled, as the case may be, on the next succeeding business day.

“Buyer Parties” shall mean and include, collectively: (a) Buyer; (b) Buyer’s counsel; (c) any direct or indirect owner of any beneficial interest in Buyer, Buyer’s property manager or General Contractor; (d) any investment advisor to any direct or indirect owner of any beneficial interest in Buyer; (e) any officer, director, manager, member, partner, employee, or agent of Buyer, Buyer’s counsel, any direct or indirect owner of any beneficial interest in Buyer, or any investment advisor to any owner of any direct or indirect beneficial interest in Buyer; and (f) any other entity or individual affiliated or related in any way to any of the foregoing.

“Buyer’s Reports” shall mean the results of any examinations, inspections, investigations, tests, studies, analyses, appraisals and/or evaluations prepared by or for or otherwise obtained by Buyer or Buyer’s Representatives in connection with Buyer’s Due Diligence.

“Buyer’s Representatives” shall mean Buyer, and any officers, directors, employees, members, attorneys, agents, consultants, accountants and representatives of Buyer or of any direct or indirect owner of any beneficial interest in Buyer.

“Closing” shall mean the consummation of the Transaction.

“Closing Date” shall mean March 14, 2014, as it may be extended pursuant to Section 5.6.2(h).

“Closing Documents” shall mean the Assignment of Membership Interests, the Seller’s Closing Certificate and the items delivered by Seller pursuant to Section 7.3(f) – (j) and (n).

“Closing Tax Year” shall mean the Tax Year in which the Closing Date occurs.

“Company” shall mean King’s Landing, LLC, a Delaware limited liability company.

“Condo Restrictions” shall have the meaning set forth in Section 10.1.3 hereof.

“Confidential Materials” shall mean any books, computer software, records or files (whether in a printed or electronic format) that consist of or contain any of the following: appraisals; budgets; strategic plans for the Real Property; internal analyses; information regarding the marketing of the Property for sale; submissions relating to obtaining internal authorization for the sale of the Property by Seller or any direct or indirect owner of any beneficial interest in the Company; attorney and accountant work product; attorney-client privileged documents; internal correspondence of Seller, any direct or indirect owner of any beneficial interest in the Company, or any of their respective affiliates and correspondence between or among such parties; and other information in the possession or control of the Company, the Company’s property manager or any direct or indirect owner of any beneficial interest in the Company which such party deems proprietary or confidential in Seller’s reasonable discretion provided, however, that any of the foregoing information that is a matter of public record shall not be deemed Confidential Materials.

“Contracts” shall mean all service, supply, maintenance, and utility agreements, all equipment leases, and all other contracts and agreements relating to the operation of the Real Property and the Personal Property, other than the Leases and corporate marketing contracts entered into by the property manager, all of which are described in Exhibit B attached hereto and incorporated herein by this reference, together with any additional contracts, subcontracts and agreements entered into in accordance with and as the same may be modified or terminated in accordance with the terms of Subsection 10.2.1.

“deemed to know” (or words of similar import) shall have the following meaning:

(a)	Buyer shall be “deemed to know” of the existence of a fact or circumstance to the extent that:

(i)	any Buyer’s Representative actually knows of such fact or circumstance, with no duty to inquire, or

(ii)	such fact or circumstance is disclosed by this Agreement, any documents executed and delivered by Seller to and for the benefit of Buyer in connection with the Closing, the Documents or any Buyer’s Reports.

(b)	Buyer shall be “deemed to know” that any Seller’s Warranty is untrue, inaccurate or incorrect to the extent that:

(i)	any Buyer’s Representative has actual knowledge of information which is inconsistent with such Seller’s Warranty, with no duty to inquire, or

(ii)	this Agreement, any documents executed and delivered by Seller to and for the benefit of Buyer in connection with the Closing, the Documents, or any Buyer’s Reports contains information which is inconsistent with such Seller’s Warranty.

“Deposit” shall mean, collectively, the Initial Deposit and the Second Deposit.

“Designated Knowledge Parties” shall mean John C. Porta and Andrew Checkley. There shall be no personal liability on the part of either of the Designated Knowledge Parties under or arising out of this Agreement.

“Documents” shall mean the Existing Title Policy, the Survey, the Title Documents, the Contracts, and the Property Documents to the extent provided or made available to Buyer.

“Due Diligence” shall mean (a) examinations, inspections, investigations, tests, studies, analyses, appraisals, evaluations and/or investigations with respect to the Property, the Documents, and other information and documents regarding the Property, including, without limitation, examination and review of title matters, applicable land use and zoning Laws and other Laws applicable to the Property, the physical condition of the Property, the availability of financing and the economic status of the Property; and (b) examinations, inspections, analyses, appraisals, evaluations and/or investigations with respect to the Company, the Organizational Documents, and other information and documents regarding the Company, including, without limitation, examination and review of bankruptcy, litigation, judgment, tax lien and uniform commercial code searches of the Company (the “Searches”).

“Due Diligence Period” shall mean the period commencing prior to the execution of this Agreement and expiring on (i) with respect Buyer’s review of the Title Commitment, the Survey, an updated zoning report for the Property, February 28, 2014, (ii) with respect to the Searches and the Organizational Documents, March 5, 2014, and (iii) with respect to all other matters, the Effective Date.

“Escrow Agent” shall mean First American Title Insurance Company, as escrow agent.

“Equity” shall mean at Closing the difference between the Purchase Price and the then current outstanding principal balance of the Existing Loan, as adjusted by credits and prorations provided for herein.

“Existing Guarantors” shall mean, collectively, John C. Porta and Stan R. McCurdy.

“Existing Guaranty” shall have the meaning set forth in Section 5.6.1 hereof.

“Existing Lender Consent” shall mean receipt by Seller and Buyer of a written approval of Existing Lender to the Transfer, subject to customary terms and conditions as found in a typical commercial mortgage lender commitment.

“Existing Lender” shall mean Walker & Dunlop LLC / Fannie Mae.

“Existing Loan” shall mean that certain loan made by Existing Lender to the Company in the original principal amount of $21,200,000.

“Existing Loan Documents” shall have the meaning set forth in Section 5.6.1 hereof.

“Existing Title Policy” shall mean the Company’s existing owner’s policy of title insurance, which amount shall be redacted.

“General Contractor” shall mean Pioneer Construction, Inc.

“Guarantor Parties” shall have the meaning set forth in Section 5.6.2 hereof.

“Initial Deposit” shall mean the sum of Two Hundred Fifty Thousand Dollars ($250,000), as deposited by Buyer in accordance with the terms of Section 3.1 hereof, together with any interest earned thereon.

“Laws” shall mean all municipal, county, state or federal statutes, codes, ordinances, laws, rules or regulations.

“Leases” shall mean all leases for tenants of the Real Property as of the Effective Date, as well as under all similar agreements hereafter executed by the Company in accordance with the terms of this Agreement, pursuant to which any portion of the Property is used or occupied by anyone other than the Company, together with all of the Company’s interest in any rents prepaid for any period on or after the Closing Date, all refundable deposits, security or otherwise, made by tenants.

“Liabilities” shall mean, collectively, any and all problems, conditions, losses, costs, damages, claims, liabilities, expenses, demands or obligations of any kind or nature whatsoever.

“Major Casualty/Condemnation” shall mean:

(a)	with respect to any condemnation or eminent domain proceedings that occur after the date hereof, damage such that the cost of repairing or restoring the premises in question to a condition substantially similar to that of the premises in question prior to the event of damage would, in the opinion of an architect or engineer selected by Seller and reasonably approved by Buyer, be equal to or greater than Seven Hundred Fifty Thousand Dollars ($750,000), or the loss of either (x) reasonable access to the Property from public roads or (y) parking spaces for the Property which would cause the Property to be out of compliance with applicable zoning Laws;

(b)	with respect to any casualty that occurs after the date hereof, either (i) the casualty is an uninsured casualty and Seller, in its sole and absolute discretion, does not elect to cause the damage to be repaired or restored or give Buyer a credit at Closing for such repair or restoration (in an amount reasonably determined by an architect selected by Buyer and reasonably approved by Seller, which such amount shall include funds sufficient to compensate Buyer for the loss of revenue associated with such casualty), or (ii) the portion of the Property that is damaged or destroyed has a cost of repair in excess of Seven Hundred Fifty Thousand Dollars ($750,000), as reasonably determined by an architect or engineer selected by Buyer and reasonably approved by Seller.

“New Guaranty” shall have the meaning set forth in Section 5.6.2 hereof.

“New Leases” shall mean, collectively, any lease for non-residential space at the Property entered into between the date of this Agreement and the Closing Date in accordance with the terms of this Agreement.

“Organizational Documents” shall mean, collectively (a) copies of all organizational documents of the Company, including without limitation a state certified copy of the Company’s Certificate of Formation, the Limited Liability Company Agreement of the Company and all modifications and amendments thereto, if any, but excluding therefrom any organizational documents, or provisions therein, that Seller reasonably deems confidential or proprietary; (b) copies of complete minute books of the Company; (c) a certificate of good standing of the Company in its state of formation; and (d) a certificate of good standing and authorization to do business in Missouri, issued by the Secretary of State of the State of Missouri.

“Other Property Rights” shall mean, collectively, all of the Company’s right, title and interest, if any, in and to all of the following: (a) to the extent that the same are in effect as of the Closing Date, any certificates of occupancy, certificates of inspection, licenses, permits and other written authorizations belonging to or inuring to the benefit of the Company and pertaining to the Real Property, but only to the extent that such permits, licenses and approvals are assignable and only to the extent that such permits, licenses and approvals relate to the Real Property as opposed to other property of Seller or its affiliates; (b) tenant files for current residents and tenants as of the Closing Date; (c) architectural and civil plans and specifications (to the extent in the Company’s possession or control and to the extent that any required consent is obtained by Buyer); (d) the Property Documents; (e) any guaranties and warranties in effect with respect to any portion of the Real Property or the Personal Property as of the Closing Date, excluding guaranties and warranties from the Company’s members or any of their respective affiliates (including, without limitation, the General Contractor); (f) the name “King’s Landing” and derivatives of such name, together with any telephone exchanges, marks, all goodwill attributed to or associated with such names and other identifying material used by the Company in the operation of the Property; and (g) all websites used in connection with the operation of the Property. The rights to the name “BC”, “BCRE”, “BCMR” and “MLP”, derivatives of those names, and rights to use such names, as well as all logos or other expressions of such names and any materials incorporating such names are explicitly not included in the Other Property Rights and shall not be transferred in connection with this Agreement (the “Excluded Names and Logos”).

“Owners’ Association” shall mean a council of unit owners, cooperative, homeowners association, or other property owners’ association established for the Property.

“Owner’s Title Policy” shall mean an Owner’s Policy of Title Insurance insuring the Company’s interest in the Property, based on the Title Commitment, in the amount of the Purchase Price.

“Permitted Exceptions” shall mean and include all of the following: (a) applicable zoning and building ordinances and land use regulations; (b) any item contained in the Title Commitment, any matter which would be shown on a current and accurate ALTA survey of the Property or which, in fact, is shown on the Survey, or any document that is of record and properly indexed as of the effective date of such initial title examination and Buyer does not timely object to such item or matter in accordance with Section 4.2.1 hereof (provided, however, that any Monetary Liens shall not be deemed Permitted Exceptions), (c) the lien of taxes and assessments not yet due and payable, (d) any exceptions caused solely by Buyer or any Buyer’s Representative, (e) the rights of the tenants, as tenants only, under the Leases described in the updated Rent Roll to be delivered prior to Closing, without any options to purchase or rights of first refusal in connection with any purchase, (f) any matters affecting or related to title to the Property about which Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period, and at Closing, and (g) additional items, if any, approved (or deemed approved) by Buyer pursuant to Section 4.2.3 of this Agreement.

“Personal Property” shall mean, collectively, (a) all tangible personal property owned by the Company that is located on the Real Property and used in the ownership, operation and maintenance of the Real Property, and (b) all books, records and files of the Company located at the Real Property, but specifically excluding from the items described in both clauses (a) and (b), the Excluded Names and Logos, any Confidential Materials and any computer software that is licensed to the Company or its property manager.

“Property” shall mean, collectively, (a) the Real Property, (b) the Personal Property, (c) the Company’s interest as landlord in all Leases, (d) the Assumed Contracts, and (e) the Other Property Rights.

“Property Documents” shall mean, collectively, (a) the Leases, (b) the Contracts, and (c) any other documents or instruments which constitute, evidence or create any portion of the Property.

“Purchase Price” shall mean the sum of Thirty Two Million Seven Hundred Thousand Dollars ($32,700,000).

“Real Property” shall mean that certain parcel of real estate located in St. Louis, Missouri and more particularly described in Exhibit A attached hereto and incorporated herein by this reference, together with all buildings, improvements and fixtures located thereon and owned by Company as of the Closing Date and all right, title and interest, if any, that Company may have in and to all rights, privileges and appurtenances pertaining thereto including all of Company’s right, title and interest, if any, in and to all rights-of-way, open or proposed streets, alleys, easements, strips or gores of land adjacent thereto.

“Reimbursable Lease Expenses” shall mean, collectively, any and all costs, expenses and fees paid by the Company prior to Closing or costs, expenses and fees incurred by the Company prior to Closing arising out of or in connection with (a) any extensions, renewals or expansions under any commercial Lease exercised or granted between the date of this Agreement and the Closing Date, and (b) any New Lease; provided, such extension, renewal or expansion of any commercial Lease or any New Lease is entered into and approved (or deemed approved) in accordance with the terms hereof. Reimbursable Lease Expenses shall include, without limitation, (i) brokerage commissions and fees to effect any such leasing transaction, (ii) expenses incurred for repairs, improvements, equipment, painting, decorating, partitioning and other items to satisfy the tenant’s requirements with regard to such leasing transaction, and (iii) if there are any rent concessions covering any period that the tenant has the right to be in possession of the demised space, the rents that would have accrued during the period of such concession prior to the Closing Date as if such concession were amortized over (A) with respect to any extension or renewal, the lease term of such extension or renewal, (B) with respect to any expansion, the term of the expansion under the subject Lease, or (C) with respect to any New Lease, the entire initial term of any such New Lease, and (iv) expenses incurred for the purpose of satisfying or terminating the obligations of a tenant under a New Lease to the landlord under another commercial lease (whether or not such other lease covers space in the Property).

“Remove” with respect to any exception to title shall mean that Seller causes the Title Company to remove or affirmatively insure over the same as an exception to the Owner’s Title Policy for the benefit of Company, without any additional cost to Buyer, whether such removal or insurance is made available in consideration of payment, bonding or indemnity of Seller or otherwise.

“Required Clearance Exceptions” shall mean, collectively, any Title Objections to the extent (and only to the extent) that the same (a) have not been caused solely by Buyer or any Buyer’s Representatives, and (b) are either:

(i)	liens evidencing mechanics’ or materialmen’s liens and other liens evidencing monetary encumbrances (other than liens for non-delinquent general real estate taxes and assessments) which can be Removed by payment of liquidated amounts (“Monetary Liens”); or

(ii)	liens or encumbrances other than Monetary Liens created by the Company or its agents after the date of this Agreement in violation of Subsection 4.2.3; or

(iii)	any exception to title that Seller has specifically agreed in writing to Remove pursuant to the terms of Subsections 4.2.1(b) and (c).

“Second Deposit” shall mean the sum of Two Hundred Fifty Thousand Dollars ($250,000), to the extent the same is deposited by Buyer in accordance with the terms of Section 3.1 hereof, together with any interest earned thereon.

“Seller-Allocated Amounts” shall mean, collectively:

(a)	with respect to any condemnation or eminent domain proceedings with respect to any portion of the Property that occurs after the date hereof, (i) the reasonable out-of-pocket costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with obtaining payment of any award or proceeds in connection with any such condemnation or eminent domain proceedings, and (ii) any portion of any such award or proceeds that is allocable to loss of use of the Property prior to Closing; and

(b)	with respect to any casualty to any portion of the Property that occurs after the date hereof, (i) the reasonable out-of-pocket costs, expenses and fees, including reasonable attorneys’ fees, expenses and disbursements, incurred by Seller in connection with the negotiation and/or settlement of any casualty claim with an insurer with respect to the Property, and (ii) the proceeds of any rental loss, business interruption or similar insurance that are allocable to the period prior to the Closing Date and (iii) the reasonable and actual costs incurred by Seller in stabilizing the Property following a casualty, which costs shall be approved by Buyer in its reasonable discretion.

“Seller Parties” shall mean and include, collectively: (a) Seller; (b) Seller’s counsel; (c) Seller’s Broker; (d) Seller’s property manager; (e) General Contractor; (f) any direct or indirect owner of any beneficial interest in Seller, Seller’s property manager or General Contractor; (g) any investment advisor to any direct or indirect owner of any beneficial interest in Seller; (h) any officer, director, manager, member, partner, employee, or agent of Seller, Seller’s counsel, Seller’s Broker, Seller’s property manager, General Contractor any direct or indirect owner of any beneficial interest in Seller, General Contractor or any investment advisor to any owner of any direct or indirect beneficial interest in Seller; and (i) any other entity or individual affiliated or related in any way to any of the foregoing.

“Seller’s Broker” shall mean CBRE, Inc., a Delaware corporation.

“Seller’s knowledge” or words of similar import shall refer only to the actual knowledge of the Designated Knowledge Parties and shall not be construed to refer to the knowledge of any other Seller Party, or to impose or have imposed upon the Designated Knowledge Parties any duty to investigate the matters to which such knowledge, or the absence thereof, pertains, including, but not limited to, the contents of the files, documents and materials made available to or disclosed to Buyer or the contents of files maintained by the Designated Knowledge Parties. There shall be no personal liability on the part of the Designated Knowledge Parties arising out of this Agreement.

“Seller’s Obligations” shall mean, subject to the limitations set forth in Section 9.3.5 hereof, Seller’s express representations, covenants and warranties set forth in this Agreement that pursuant to the terms of this Agreement expressly survive the Closing (including those representations and warranties set forth in Section 9.2 hereof), and the express representations, covenants and warranties set forth in any of the Closing Documents.

“Seller’s Warranties” shall mean Seller’s representations and warranties set forth in this Agreement.

“Survey” shall mean the survey of the Property prepared by the Surveyor dated April 27, 2012 and entitled “ALTA/ACSM LAND TITLE SURVEY”, Job No. 201-2484, as updated by the Surveyor in connection herewith.

“Surveyor” shall mean Stock & Associates Consulting Engineers, Inc.

“Tax Year” shall mean the period commencing on January 1st of each calendar year and ending on December 31st of such calendar year, being the real estate tax year for the county in which the Property is located.

“Title Commitment” shall have the meaning set forth in Section 4.1.

“Title Company” shall mean Land Services USA, Inc., as agent for First American Title Insurance Company.

“Title Documents” shall mean all documents referred to on Schedule B of the Existing Title Policy as exceptions to coverage.

“Title Objection Notice” shall have the meaning set forth in Section 4.2.1.

“Title Objections” shall mean any exceptions to title to which Buyer is entitled and timely objects in accordance with the terms of Sections 4.2.1(a) or 4.2.1(b).

“Transaction” shall mean the transactions contemplated by this Agreement.

“Transfer” shall have the meaning set forth in Section 5.6.2 hereof.

“Transfer Documents” shall have the meaning set forth in Section 5.6.2 hereof.

“Unit” shall mean any residential unit established within the Property under an Alternative Use.

ARTICLE 2 - SALE OF INTERESTS

Seller agrees to sell, transfer and assign, and Buyer agrees to purchase, accept and assume, subject to the terms and conditions set forth in this Agreement and the Exhibits attached hereto, all of Seller’s right, title and interest in and to the Interests. The sale and transfer of the Interests shall not include the proceeds of any bank accounts of the Company in existence as of the Closing Date.

ARTICLE 3 - PURCHASE PRICE

In consideration of the sale of the Interests to Buyer, Buyer shall pay to Seller an amount equal to the Purchase Price, as prorated and adjusted as set forth in Article 6, Section 7.2, or as otherwise provided under this Agreement. The Purchase Price shall be paid as follows:

3.1 Earnest Money Deposit.

3.1.1	Payment of Deposit. Within three (3) business days following the Effective Date and as a condition to the effectiveness of this Agreement, Buyer shall deposit the Initial Deposit with the Escrow Agent. No later than 5:00 p.m. Central Standard Time on the date which is one (1) business day following expiration of the Due Diligence Period (provided that this Agreement is not sooner terminated in accordance with the terms hereof), and as a condition to the continued effectiveness of this Agreement, Buyer shall deposit the Second Deposit with the Escrow Agent.

3.1.2	Applicable Terms; Failure to Make Deposit. Except as expressly otherwise set forth herein, the Deposit shall be transferred to Seller and applied against the Purchase Price on the Closing Date and shall otherwise be held and delivered by Escrow Agent in accordance with the provisions of Article 13. Notwithstanding any provision in this Agreement to the contrary, (a) if Buyer fails to timely make the Initial Deposit pursuant to Section 3.1.1(a), Buyer shall be deemed to have elected to terminate this Agreement and the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, and (b) if Buyer fails to timely make the Second Deposit pursuant to Section 3.1.1(b), this Agreement shall automatically terminate, any Deposit held by the Escrow Agent at such time shall be delivered to Seller as liquidated damages, and the parties shall thereafter have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement.

3.2 Cash at Closing. On the Closing Date, Buyer shall (a) deposit with Escrow Agent an amount equal to the Equity in immediately available funds by wire transfer as more particularly set forth in Section 7.2, less the Deposit and as prorated and adjusted as set forth in Article 6, Section 7.2 or as otherwise provided under this Agreement, and (b) direct the Escrow Agent to pay the Deposit, and the Equity as adjusted pursuant to the terms hereof, to Seller.

ARTICLE 4 - TITLE MATTERS

4.1 Title to Real Property. As of the date hereof, Buyer has received from Seller (a) the Existing Title Policy, (b) copies of all of the Title Documents, and (c) the Survey. Buyer shall obtain a commitment for title insurance provided by the Title Company (the “Title Commitment”). Buyer may, at its option and at its sole cost and expense, obtain updates of the Title Commitment and/or the Survey. Title Company shall promptly furnish Buyer and Seller with any Title Commitment and any updates to the Title Commitment and/or the Survey.

4.2 Title Defects.

4.2.1	Buyer’s Objections to Title; Seller’s Obligations and Rights.

(a)	On or before the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters that appear in the Existing Title Policy, the Title Documents, the Title Commitment, the Survey, and any supplemental title reports or updates to the Title Commitment or the Survey (the “Title Objection Notice”). All matters set forth in the Existing Title Policy, the Title Commitment, the Title Documents and the Survey not otherwise objected to as set forth in this Section 4.2.1(a) shall be deemed “Permitted Exceptions”.

(b)

To the extent that the same do not constitute Required Clearance Exceptions, Seller shall notify Buyer in writing within three (3) business days after the date of receipt of the Title Objection Notice informing Buyer whether Seller elects to Remove such initial Title Objections set forth in the Title Objection Notice. Seller’s failure to provide such notice within such three (3) business day period shall constitute Seller’s refusal to Remove same. If Seller elects (or is deemed to have elected) not to Remove one or more such Title Objections, then, within two (2) business days after receipt (or deemed receipt) of Seller’s notice of such election (notwithstanding the prior expiration of the Due Diligence Period), Buyer may elect by written notice to Seller to either (i) terminate this Agreement, in which event the Deposit shall be paid to Buyer and, thereafter, the parties shall have no further rights or obligations hereunder except for obligations which expressly survive the termination of this Agreement, or (ii) waive such Title Objections set forth in the Title Objection Notice and proceed to Closing. Failure of Buyer to respond in writing within such period shall be deemed an election by Buyer to waive such Title Objections and proceed to Closing. Any such Title Objection so waived (or deemed waived) by Buyer shall be deemed to constitute a Permitted Exception and the Closing shall occur as herein provided without any reduction of or credit against the Purchase Price.

(c)	In addition, after the expiration of the Due Diligence Period, Buyer shall have the right to object in writing to any title matters which are not Permitted Exceptions, and which first appear on any supplemental title reports or updates to the Title Commitment, Title Documents or Survey after the date of the original Title Objection Notice. If Buyer elects to object to such new matters, the process for delivering an objection notice and terminating this Agreement shall be governed by Section 4.2.1(b), and the Closing Date shall be adjourned to provide for such time periods. If Buyer does not object to any such new matters, the same shall be deemed “Permitted Exceptions”.

(d)	If this Agreement is not terminated by Buyer in accordance with the provisions hereof, Seller shall, at Closing, Remove or cause to be Removed any Title Objections to the extent (and only to the extent) that the same constitute Required Clearance Exceptions. In addition, Seller may elect (but shall not be obligated) to Remove or cause to be Removed any other Title Objections pursuant to the terms hereof; provided, however, that the parties hereby acknowledge and agree that (i) the Closing Date shall be adjourned to a date no later than five (5) business days following the original Closing Date to provide Seller to opportunity to cure such Title Objections, in the event a notice is sent pursuant to Section 4.2.1(c), and (ii) Seller shall have no obligation, and shall not be deemed in default of its obligations under this Agreement in the event it fails to expend more than Twenty-Five Thousand Dollars ($25,000) to cure Title Objections which are not Required Clearance Exceptions.

(e)	If Seller is unable or unwilling to Remove any Required Clearance Exceptions prior to the Closing, Seller shall be in default under this Agreement and Buyer may exercise its remedies under Section 11 hereof.

4.2.2	Discharge of Title Objections. If on the Closing Date there are any Required Clearance Exceptions or any other Title Objections which Seller has elected to Remove, Seller may (but shall not be required to) use any portion of the Equity to satisfy the same, provided Seller shall, or shall cause the Company to, either (a) deliver to Buyer at the Closing instruments in recordable form and sufficient to cause such Title Objections to be released of record, together with the cost of recording or filing such instruments, or (b) cause the Title Company to Remove the same.

4.2.3	No New Exceptions. From and after the date hereof, Seller shall not, and shall not permit the Company to, execute any deed, easement, restriction, covenant or other matter affecting title to the Property (other than Leases on apartment units permitted under Section 10.2 hereof) unless Buyer has received a copy thereof and has approved the same in writing. If Buyer fails to object in writing to any such proposed instrument within three (3) business days after receipt of the notice from Seller requesting consent, Buyer shall be deemed to have objected to the proposed instrument. Buyer’s consent shall not be unreasonably withheld or delayed with respect to any such instrument that is proposed prior to the end of the Due Diligence Period. Buyer, in its sole and absolute discretion, shall be entitled to grant or withhold its consent with respect to any such instrument that is proposed between the end of the Due Diligence Period and the Closing.

4.3 Title Insurance. At Closing, Buyer shall obtain an Owner’s Title Policy subject only to the Permitted Exceptions.

ARTICLE 5 - BUYER’S DUE DILIGENCE/CONDITION OF THE PROPERTY

5.1 Buyer’s Due Diligence. Between the date of that certain Property Access Agreement between Buyer and Seller dated January 28, 2014 (the “Access Agreement”) and the Closing Date (or the earlier termination of this Agreement), Seller shall, and shall cause the Company to, allow Buyer and Buyer’s Representatives access to the Property upon reasonable prior notice at reasonable times in accordance with the Access Agreement. Notwithstanding anything set forth in the Access Agreement, the terms and conditions of the Access Agreement shall survive execution and delivery of this Agreement and the Access Agreement shall continue to govern Buyer’s due diligence of the Property to the extent terms and conditions set forth therein are consistent with the terms and conditions of this Agreement; provided, that the Due Diligence Period shall be deemed to be as set forth herein and the terms of Paragraph 2(d) of the Access Agreement shall be superseded in their entirety and shall be of no further force or effect. In addition to the foregoing, upon execution and delivery of this Agreement, Seller shall, or cause the Company to, furnish the Organizational Documents to Buyer for completion of its Due Diligence.

5.2 As-Is Sale. Buyer acknowledges and agrees as follows:

(a)	Buyer has conducted (or has waived its right to conduct), and shall continue to conduct, such Due Diligence as Buyer has deemed or shall deem necessary or appropriate. Buyer will be concluding the purchase of the Interests based solely on its own Due Diligence.

(b)

THE INTERESTS SHALL BE SOLD, AND BUYER SHALL ACCEPT THE INTERESTS AND THE PROPERTY ON THE CLOSING DATE, “AS IS, WHERE IS, WITH ALL FAULTS”, WITH NO RIGHT OF SETOFF OR REDUCTION IN THE PURCHASE PRICE EXCEPT AS MAY BE EXPRESSLY PROVIDED IN THIS AGREEMENT. EXCEPT FOR SELLER’S

OBLIGATIONS, SELLER SPECIFICALLY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF HABITABILITY, MERCHANTABILITY, WORKMANLIKE CONSTRUCTION AND FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY BUYER) WITH RESPECT TO THE COMPANY AND THE PROPERTY OR ITS CONDITION OR THE CONSTRUCTION, PROSPECTS, OPERATIONS OR RESULTS OF OPERATIONS OF THE PROPERTY TO THE MAXIMUM EXTENT PERMITTED BY LAW. EXCEPT FOR SELLER’S OBLIGATIONS, BUYER SPECIFICALLY WAIVES AND RELEASES ALL WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF HABITABILITY, MERCHANTABILITY, WORKMANLIKE CONSTRUCTION AND FITNESS FOR USE OR ACCEPTABILITY FOR THE PURPOSE INTENDED BY BUYER) WITH RESPECT TO THE COMPANY AND THE PROPERTY OR ITS CONDITION OR THE CONSTRUCTION, PROSPECTS, OPERATIONS OR RESULTS OF OPERATIONS OF THE PROPERTY.

(c)	Except for Seller’s Obligations, none of the Seller Parties have or shall be deemed to have made any verbal or written representations, warranties, promises or guaranties (whether express, implied, statutory or otherwise) to Buyer with respect to the Interests, the Company, the Property (including, without limitation, the condition of the Property, title, zoning, development rights or permissible uses, access to utilities and transportation, taxes and assessments, water or water rights, topography or soil and subsoil conditions, drainage, environmental conditions, and applicable laws, rules or regulations) any matter set forth, contained or addressed in the documents provided by Seller or any Seller Party (including, but not limited to, the accuracy and completeness thereof) or the results of Buyer’s Due Diligence, and Buyer will be acquiring the Interests, the Company and the Property based exclusively on its own Due Diligence.

(d)	Subject to Seller’s Obligations, Buyer shall independently confirm to its satisfaction all information that it considers material to its purchase of the Interests, the Company and the Property or the Transaction.

(e)	BUYER, WITH BUYER’S COUNSEL, HAS FULLY REVIEWED THE DISCLAIMERS AND WAIVERS SET FORTH IN THIS AGREEMENT, AND UNDERSTANDS THE SIGNIFICANCE AND EFFECT THEREOF. BUYER

ACKNOWLEDGES AND AGREES THAT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH HEREIN ARE AN INTEGRAL PART OF THIS AGREEMENT, AND THAT SELLER WOULD NOT HAVE AGREED TO SELL THE INTERESTS TO BUYER FOR THE PURCHASE PRICE WITHOUT THE DISCLAIMERS AND OTHER AGREEMENTS SET FORTH IN THIS AGREEMENT.

In addition, Buyer expressly understands and acknowledges that it is possible that unknown Liabilities may exist with respect to the Property and the Interests and that Buyer explicitly took that possibility into account in determining and agreeing to the Purchase Price, and that a portion of the consideration to the Seller, having been bargained for between parties with the knowledge of the possibility of such unknown Liabilities, is that Seller shall have no responsibility to Buyer for any such Liabilities except to the extent of Seller’s Obligations. Except with respect to Seller’s Obligations, Buyer hereby acknowledges and agrees that upon the consummation of the Closing, Buyer shall be deemed to have released Seller from responsibility to Buyer for any and all Liabilities attributable to the Interests, the Company and the Property including, without limitation, all Liabilities with respect to the structural, physical or environmental condition of the Property or the compliance of the Property with Laws. The provisions of this Section 5.2 shall survive the Closing (and shall not be merged therein).

5.3 Termination of Agreement During Due Diligence Period. If Buyer, in its sole and absolute discretion, is not satisfied with the results of its Due Diligence for which the Due Diligence Period applies, Buyer may terminate this Agreement by written notice to Seller at any time prior to expiration of the Due Diligence Period, and, in the event of such termination, neither Seller nor Buyer shall have any liability hereunder except for those obligations which expressly survive the termination of this Agreement and Buyer shall be entitled to the immediate return of the Deposit without any need for authorization from Seller. In the event Buyer fails to terminate this Agreement prior to expiration of the Due Diligence Period, Buyer shall be deemed to have waived its rights to terminate this Agreement in accordance with this Article 5. Buyer hereby acknowledges and agrees that upon expiration of the Due Diligence Period, provided that it has not terminated the Agreement pursuant to the terms hereof, it is satisfied with the results of its Due Diligence, and, except as specifically set forth herein, shall have no right to terminate this Agreement based on any additional investigations of the Property or the Interests, unless such investigations reveal a breach or violation by Seller of any representation, warranty or covenant contained herein, and such breach or violation allows Buyer to terminate this Agreement as provided in Section 9.3.3 hereof.

5.4 Buyer’s Release of Seller Parties.

(a)

AS A MATERIAL PART OF THE CONSIDERATION TO SELLER FOR THE SALE OF THE INTERESTS, EXCEPT WITH RESPECT TO SELLER’S OBLIGATIONS, BUYER HEREBY IRREVOCABLY WAIVES AND RELEASES SELLER AND EACH OF THE OTHER SELLER PARTIES FROM, ANY AND ALL CLAIMS WITH RESPECT TO, OR ARISING IN ANY WAY FROM, THE PROPERTY, THE COMPANY, THE INTERESTS AND/OR THE DOCUMENTS

OR THE CONDITION OF THE PROPERTY, OR THE DESIGN, CONSTRUCTION, PROSPECTS, OPERATIONS OR RESULTS OF OPERATIONS OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, CLAIMS THAT ARE BASED DIRECTLY OR INDIRECTLY ON, ARISE FROM OR IN CONNECTION WITH, OR ARE RELATED TO: (I) ANY PAST, PRESENT OR FUTURE CONDITION OF THE PROPERTY, INCLUDING, WITHOUT LIMITATION, THE PRESENCE OF HAZARDOUS SUBSTANCES AT THE PROPERTY, WHETHER OR NOT CAUSED BY THE NEGLIGENCE OR OTHER ACTS OR OMISSIONS OF SELLER OR ANY OTHER SELLER PARTY; (II) ANY AND ALL STATEMENTS, REPRESENTATIONS, WARRANTIES, DETERMINATIONS, CONCLUSIONS, ASSESSMENTS, ASSERTIONS OR ANY OTHER INFORMATION CONTAINED IN ANY OF THE DOCUMENTS, OR ANY MISREPRESENTATION OR FAILURE TO DISCLOSE INFORMATION RELATING TO THE INTERESTS, THE COMPANY, THE PROPERTY OR THE DOCUMENTS; (III) ANY DEFECT, INACCURACY OR INADEQUACY IN THE CONDITION OF TITLE TO THE PROPERTY, OR THE LEGAL DESCRIPTION OF THE PROPERTY; OR (IV) COVENANTS, RESTRICTIONS, ENCUMBRANCES OR ENCROACHMENTS WHICH AFFECT THE INTERESTS, THE COMPANY AND THE PROPERTY.

(b)	BUYER HEREBY ACKNOWLEDGES AND AGREES THAT (I) BUYER MAY HEREAFTER DISCOVER FACTS DIFFERENT FROM OR IN ADDITION TO THOSE NOW (OR AS OF THE CLOSING) KNOWN OR BELIEVED TO BE TRUE REGARDING THE INTERESTS, THE COMPANY, THE PROPERTY AND/OR THE DOCUMENTS, (II) BUYER’S AGREEMENT TO RELEASE, ACQUIT AND DISCHARGE SELLER AND EACH OF THE OTHER SELLER PARTIES AS SET FORTH HEREIN SHALL REMAIN IN FULL FORCE AND EFFECT, NOTWITHSTANDING THE EXISTENCE OR DISCOVERY OF ANY SUCH DIFFERENT OR ADDITIONAL FACTS, AND (III) BUYER KNOWINGLY AND VOLUNTARILY WAIVES ANY AND ALL RIGHTS, BENEFITS AND PRIVILEGES TO THE FULLEST EXTENT PERMISSIBLE UNDER ANY LAWS WHICH DO OR WOULD NEGATIVELY AFFECT THE VALIDITY OR ENFORCEABILITY OF ALL OR PART OF THE RELEASES SET FORTH IN THIS AGREEMENT.

(c)

Buyer hereby acknowledges and agrees that upon the consummation of the Closing, Seller shall be deemed to have satisfied and fulfilled all of Seller’s covenants, indemnities and obligations contained in this Agreement and any documents executed by Seller for the benefit of Buyer in connection with the Closing (other than Seller’s Obligations), and Seller and the Seller Parties shall have no further liability to Buyer or otherwise with respect to this Agreement, the transfers contemplated hereby, or any documents delivered pursuant hereto (other than Seller’s Obligations).

The provisions of this Section 5.4, including, without limitation, the waivers and releases contained herein, shall survive the Closing (and not be merged therein).

5.5 Assumed Contracts. On or before the expiration of the Due Diligence Period, Buyer shall notify Seller which Contracts Buyer is willing to assume at Closing; provided, however, that Buyer shall assume all Contracts that cannot be terminated without material cost or liability to Seller. Seller shall, at its sole cost and expense, cause, or shall cause the Company to cause, all Contracts which are not Assumed Contracts to be terminated. To the extent any Contracts are not terminable by Seller in the time frame between the expiration of the Due Diligence Period and the Closing Date, any amounts owed under such Contracts shall be prorated between the parties pursuant to Section 6.3 below. Under no circumstances shall Seller’s property management agreement be deemed an “Assumed Contract”. If Buyer does not timely deliver such notice, all Contracts (except Seller’s property management agreement) shall be Assumed Contracts.

5.6 Transfer

5.6.1 Existing Loan. In connection with its acquisition of the Interests, Buyer shall assume all of Seller’s and Existing Guarantors’ obligations in connection with the Existing Loan, as evidenced, inter alia, by: (i) that certain Promissory Note from Seller to Existing Lender dated as of May 24, 2012 in the original principal amount of $21,200,000 (the “Note”), (ii) that certain Multifamily Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Seller (the “Mortgage”), (iii) that certain Guaranty of Non-Recourse Obligations (the “Existing Guaranty”) by Existing Guarantors, and (vi) those certain loan documents described on Schedule 5.6.1 attached hereto (collectively, the “Existing Loan Documents”).

5.6.2 Transfer Documents. Seller and Buyer acknowledge that the consent of Existing Lender is required for the sale of the Interests to Buyer and the assumption by Buyer or its affiliates of the Interests (the “Transfer”). In connection with the Transfer, Buyer and Seller hereby agree as follows:

(a)

Buyer shall submit a complete transfer application no later than February 28, 2014. Buyer will pay all Existing Lender application fees and deposits, transfer fees and related costs for the Transfer, including without limitation, Existing Lender’s legal fees and rating agency fees; provided, that in no event shall Buyer be obligated to pay any interest charges on the Existing Loan accrued prior to Closing or any penalties or other charges related to Seller’s failure to comply with the terms of the Existing Loan on or before the Closing Date.

(b)	Buyer acknowledges that certain principals or affiliates of Buyer (collectively “Guarantor Parties”) shall be required to execute and deliver to Existing Lender agreements guaranteeing certain environmental and “carveout” obligations to the extent arising on or after Closing (the “New Guaranty”) consistent with the Existing Guaranty. Buyer shall cause Guarantor Parties to cooperate in good faith and timely provide such information as is reasonably required with respect to the New Guaranty. Buyer’s and/or Guarantor Parties’ failure to provide the New Guaranty subject to all other terms and conditions of this Agreement shall constitute a Buyer’s default. Notwithstanding the foregoing Buyer shall have the right, in its sole discretion, to designate Guarantor Parties who are currently non-recourse guarantors under other mortgage loans with Fannie Mae, so long as to Buyer’s actual knowledge such guarantors are in compliance with all covenants under such loans, and such loans are not in default. If said Guarantor Parties are not acceptable to Existing Lender, Buyer shall not be in breach hereunder or have any obligation to offer alternative replacement guarantors.

(c)	Buyer acknowledges that Buyer’s property manager (“Property Manager”) shall be subject to Existing Lender’s approval and such Property Manager shall be required to execute and deliver to Existing Lender an Assignment of Management Agreement (the “New Assignment”) consistent with the existing Assignment of Management Agreement, with such changes as may be reasonably requested by Buyer. Buyer shall cooperate in good faith and timely provide such information as is reasonably required with respect to obtaining approval of the Property Manager. Buyer’s failure to provide the New Assignment subject to all other terms and conditions of this Agreement shall constitute a Buyer’s default. Notwithstanding the foregoing Buyer shall have the right, in its sole discretion, to designate a Property Manager who is currently managing properties under other mortgage loans with Fannie Mae, so long as to Buyer’s actual knowledge such Property Manager is in compliance with all covenants under such loans, and such loans are not in default. If said Property Manager is not acceptable to Existing Lender, Buyer shall not be in breach hereunder or have any obligation to offer an alternative replacement Property Manager.

(d)

Seller makes no representation or warranty with respect to obtaining Existing Lender’s consent to the Transfer, but Seller agrees to reasonably cooperate with Buyer and the Existing Lender in obtaining requisite Existing Lender Consent and to provide

Existing Lender all information reasonably requested by Existing Lender, without expense or liability to Seller other than legal fees and other typical costs incurred by sellers in similar transactions.

(e)	The Transfer shall be evidenced at Closing by the Existing Lender Consent and by such other documents in which Existing Lender (i) approves Guarantor Parties as a replacement ‘Guarantor’ for all purposes from and after the Closing under the Existing Guaranty (it being acknowledged and agreed that Guarantor Parties shall have no obligation to assume, or execute any Transfer Documents (defined below) pursuant to which Guarantor Parties are obligated to assume, any liabilities of the Existing Guarantors arising prior to the Closing), (ii) approves Buyer’s Property Manager, (iii) releases Existing Guarantors from any and all obligations arising under the Existing Loan Documents from and after the Closing Date, and (iv) approves and incorporates into the applicable Existing Loan Documents matters and modifications (including, without limitation, to the permitted transfer, OFAC, ERISA and financial reporting provisions) to accommodate Buyer’s and Guarantor Parties’ identity, structure and conduct of business provided such modifications are reasonably necessary, do not relate to operational covenants with respect to Property and are generally consistent with the terms and provisions (or modifications thereto) to which Buyer, the Guarantor Parties or their affiliates have previously agreed upon with Existing Lender (collectively, “Transfer Documents”).

(f)	Buyer shall keep Seller reasonably informed of all communications with Existing Lender in connection with obtaining the Existing Lender Consent, negotiation of the Transfer Documents and consummation of the Transfer. Buyer hereby consents to Seller communicating directly with Existing Lender in regards to the status of the Existing Lender Consent, provided Seller shall not be entitled to any confidential or proprietary information submitted to Existing Lender by or for Buyer or Buyer’s Representatives.

(g)	Notwithstanding the foregoing, Buyer shall have the right to terminate this Agreement and receive a refund of the Deposit if Existing Lender fails to deliver the Existing Lender Consent and/or fails to consummate the Transfer despite satisfaction of all conditions set forth in the Existing Lender Consent.

(h)	At Closing, Seller shall assign to Buyer (if and to the extent assignable) and receive a credit for all escrows held by Lender, including the then current balances held in escrow for taxes, insurance, replacement reserves, operating deficits and/or working capital reserves.

(i)	If, despite Buyer’s diligent efforts, the Existing Lender Consent has not been obtained by Buyer on or before the originally scheduled Closing Date, Buyer shall have the one-time right, by written notice to Seller on or before the originally scheduled Closing Date, to extend the originally scheduled Closing Date to a date no later than April 14, 2014. If, despite Buyer’s diligent efforts, the Existing Lender Consent has not been obtained by Buyer on or before the Closing Date as extended pursuant to the foregoing sentence, Buyer shall have the one-time right, by written notice to Seller on or before the Closing Date as extended pursuant to the foregoing sentence, to extend the Closing Date to a date no later than May 14, 2014. If the Existing Lender Consent has not been obtained by Buyer on or before May 14, 2014, this Agreement shall automatically terminate, in which event the Deposit shall be paid to Buyer and the parties shall have no further rights or obligations hereunder, except for obligations which expressly survive the termination of this Agreement.

5.7 Commercial Tenant Estoppel Certificates. Seller shall, or shall cause the Company to, use commercially reasonable efforts to deliver to Buyer prior to the expiration of the Due Diligence Period estoppel certificates confirming the accuracy in all material respects of the Rent Roll from each commercial tenant (other than Bank of America, which has already provided an estoppel to Seller). Promptly following the Effective Date, Seller shall, or shall cause the Company to, deliver to all commercial tenants (other than Bank of America) estoppel certificates in the form attached hereto as Exhibit L; Notwithstanding the foregoing, in connection with any Lease that provides for a form of tenant estoppel certificate (or the contents thereof), then tenant’s delivery of an estoppel certificate that complies in all material respects with the applicable Lease and which is certified to Buyer shall in all events be deemed to satisfy the requirements of this provision as to such Lease. Seller shall in no event be obligated to expend any funds in connection with obtaining such estoppels, and Buyer agrees that in no event shall the failure of Seller to obtain estoppel certificates constitute a default by Seller under this Agreement, or a condition to Buyer’s obligation to consummate the Transaction.

ARTICLE 6 - ADJUSTMENTS AND PRORATIONS

The following adjustments and prorations shall be made at Closing pursuant to a settlement statement to be prepared by Title Company and approved by Buyer and Seller, a draft of which shall be prepared and delivered to Buyer and Seller no later than three (3) business days prior to Closing:

6.1 Lease Rentals and Other Revenues.

6.1.1 Definition of “Rent”. For purposes of this Article 6, the term “Rent” shall mean all rents and any other charges or fees due from the tenants of the Property under the Leases.

6.1.2 Rents.

(a) All Rents and refundable security deposits (including fees and deposits for security, key, cleaning, storage locker, pet, redecorating or otherwise, if any) under the Leases (except as hereinafter provided) for the Property shall be prorated as of 11:59 p.m. Central Standard Time on the day prior to the Closing Date. Seller shall deliver or provide a credit in an amount equal to all prepaid Rents for periods from and after the Closing Date and all cash security and other deposits (to the extent the foregoing were made by tenants under the Leases and are not applied or forfeited prior to the Closing Date) to Buyer on the Closing Date. Rents which are delinquent as of the Closing Date shall not be prorated on the Closing Date. For a period of three (3) months after the Closing Date, Buyer shall include such delinquencies in its normal billing and shall use commercially reasonable efforts to pursue the collection thereof after the Closing Date (but Buyer shall not be required to incur any expense, litigate or declare a default under any Lease). To the extent Buyer receives Rents on or after the Closing Date, such payments shall be applied first toward the rent then owed to Buyer for periods arising after the Closing Date, then to the rent for the month in which the Closing occurs, then to any delinquent rents owed to Seller (with Seller’s share thereof being promptly delivered to Seller), in connection with the Leases for which such payments are received. To the extent Seller receives Rents on or after the Closing Date, Seller shall remit to Buyer, within five (5) business days via wire transfer, the portion of such Rents to which Buyer is entitled pursuant to the terms of this Section 6.1. During such 6-month period, Buyer may not waive any delinquent rents nor modify the Leases so as to reduce or otherwise affect amounts owed thereunder for any period in which Seller is entitled to receive a share of such amounts without first obtaining Seller’s written consent, which consent Seller shall have no obligation to grant. Seller hereby reserves the right to pursue any remedy against any tenant owing delinquent rents and any other amounts to Seller who is no longer a tenant of the Closing Date (but shall not be entitled to terminate any lease or any tenant’s right to possession) for a period of three (3) months after the Closing Date. Buyer shall reasonably cooperate with Seller in any collection efforts hereunder (but shall not be required to incur any expense, litigate or declare a default under any lease). With respect to delinquent rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Property as of the Closing Date, Seller shall retain all rights relating thereto.

(b) Tenant reimbursements for water billings for prior periods of time will be prorated between the parties as of the Closing Date as and when payments for such reimbursements are received.

(c) Common area maintenance expenses, real property and other taxes, and other expenses payable by commercial tenants of the Property pursuant to the Leases (other than Rents and security deposits (which shall be prorated as provided above)) shall be prorated between Buyer and Seller as of 11:59 p.m. Central Standard Time on the day prior to the Closing Date. Seller shall have no obligation to pay (and Buyer shall not receive a credit at Closing for) any operating expenses to the extent that Buyer is entitled after Closing to reimbursement of operating expenses, or the recovery of any increase in operating expenses, from the tenants under the Leases, regardless of whether Buyer actually collects such reimbursement or increased operating expenses from such tenants, it being understood and agreed by Buyer and Seller that (i) as between Buyer and Seller, Buyer shall be responsible for payment of all of such operating expenses, and (ii) the burden of collecting such reimbursements shall be solely on Buyer. Notwithstanding the foregoing, if any such operating expenses are payable by commercial tenants under the leases (collectively, the “Tenant Charges”) on an estimated basis, then the Tenant Charges for the period of time prior to Closing shall by reconciled against actual charge and expenses for such period, provided that such reconciliation shall not be performed until ninety (90) days following the end of the calendar year in which the Closing occurs. Buyer shall perform such final reconciliation and forward the same to Seller for Seller’s review and approval. At closing, Buyer shall be entitled to a credit against the Purchase Price in the amount of $1,000 (“Tenant Charge Reserve”) which such amount shall be held by Buyer and applied in accordance with the remainder of this subsection (c). If the final reconciliation shows that no Tenant is entitled to a reimbursement for operating expenses for the period of time prior to Closing, Buyer shall promptly remit the Tenant Charge Reserve to Seller. If the final reconciliation shows that any tenants are entitled to a reimbursement for operating expenses for the period of time prior to Closing, such reimbursement shall be advanced from the Tenant Charge Reserve. In the event the reimbursement owed to the tenants exceeds the Tenant Charge Reserve, such deficiency shall be advanced entirely by Buyer and Buyer shall have no right to seek reimbursement therefor from Seller. If, on the other hand, the final reconciliation shows that the total reimbursements owed to the tenants are less than the Tenant Charge Reserve, then after applying the Tenant Charge Reserve in accordance with the foregoing, Buyer shall remit the balance of the Tenant Charge Reserve to Seller. Seller represents to Buyer that the final reconciliation for calendar year 2013 and all prior years has been performed and all reimbursements to, or collection from, as applicable, tenants shall be completed as of Closing. The provisions of this subsection (c) shall survive the Closing and not be merged therein.

(d) At Closing, Buyer shall reimburse Seller for any and all Reimbursable Lease Expenses to the extent that the same have been paid or incurred by Seller prior to Closing. In addition, at Closing, (i) Buyer shall assume Seller’s obligations to pay, when due (whether on a stated due date or accelerated) any Reimbursable Lease Expenses unpaid as of the Closing, and (ii) Buyer hereby agrees to indemnify and hold the Seller Indemnified Parties harmless from and against any and all liabilities (including reasonable attorneys’ fees, expenses and disbursements) with respect to such Reimbursable Lease Expenses which remain unpaid for any reason at the time of Closing, which obligations of Buyer shall survive the Closing and shall not be merged therein. Each party shall make available to the other all records, bills, vouchers and other data in such party’s control verifying Reimbursable Lease Expenses and the payment thereof.

6.2 Real Estate and Personal Property Taxes. Any ad valorem taxes or special assessments for the Closing Tax Year paid at or prior to Closing shall be prorated based upon the amounts actually paid for the Closing Tax Year. If all taxes and assessments for the Closing Tax Year have not been paid before Closing, then Seller shall be charged at Closing an amount equal to that portion of such taxes and assessments which relates to the period before Closing and Buyer shall pay the taxes and assessments prior to their becoming delinquent. Any such apportionment made with respect to a Tax Year for which the tax rate or assessed valuation, or both, have not yet been fixed shall be based upon an amount equal to one hundred five percent (105%) of the tax rate and/or assessed valuation last fixed. To the extent that the actual taxes and assessments for the Closing Tax Year differ from the amount apportioned at Closing, the parties shall make all necessary adjustments by appropriate payments between themselves following Closing within thirty (30) days following the availability of the final tax bills. For avoidance of doubt, any refunds generated from appeal of ad valorem taxes for the year in which the Closing occurs (to the extent allocable to periods prior to Closing) and year(s) prior to the year in which the Closing occurs shall remain the property of Seller and paid to Seller by Buyer, if and to the extent received by Buyer. Buyer hereby agrees that Buyer shall be solely responsible for any increased property taxes due for the Tax Year in which the Closing occurs which result from a reassessment of the Property following Closing, even if such taxes are attributable to the period prior to Closing. The provisions of this Section 6.2 shall survive the Closing and not be merged therein.

6.3 Other Property Operating Expenses. Operating expenses for the Property shall be prorated as of 11:59 p.m. Central Standard Time on the day prior to the Closing Date. Seller shall pay, or shall cause the Company to pay, all utility charges and other operating expenses attributable to the Property to, but not including the Closing Date (except for those utility charges and operating expenses payable by tenants in accordance with the Leases) and Buyer shall pay all utility charges and other operating expenses attributable to the Property on or after the Closing Date (except for those utility charges and operating expenses actually paid by tenants in accordance with the Leases). To the extent that the amount of actual consumption of any utility services is not determined prior to the Closing Date, a proration shall be made at Closing based on the last available reading and post-closing adjustments between Buyer and Seller shall be made within twenty (20) days of the date that actual consumption for such pre-closing period is determined, which obligation shall survive the Closing and not be merged therein. Seller shall not assign to Buyer any deposits which Seller has with any of the utility services or companies servicing the Property. Buyer shall arrange with such services and companies to have accounts opened in Buyer’s name (and Buyer shall have made any necessary deposits) beginning at 12:01 a.m. Central Standard Time on the Closing Date. The provisions of this Section 6.3 shall survive the Closing and not be merged therein.

6.4 Loan Payments. Charges on the Existing Loan accrued prior to Closing shall be prorated as of 11:59 p.m. Central Standard Time on the day prior to the Closing Date. Seller shall pay, or shall cause the Company to pay, all charges attributable to the Existing Loan to, but not including the Closing Date and Buyer shall pay all charges attributable to the Existing Loan on or after the Closing Date.

6.5 Broker Fees. Any fees payable to brokers regarding apartment unit rentals or rent incentives due to residential tenants for residential Leases that survive Closing shall be paid by Seller or credited against the Purchase Price, but Buyer shall be responsible for any fees payable to brokers regarding the renewals of any residential Leases effective following the Closing Date.

6.6 Closing Costs. Buyer shall pay the following costs and expenses associated with the Transaction: (a) all premiums and charges of the Title Company for any update to the Existing Title Policy or the Owner’s Title Policy, including without limitation the cost of any extended coverage or endorsements; (b) one-half of all transfer taxes, if any, applicable to the transfer of the Interests to Buyer; (c) the cost of any new survey of the Property or update of the Survey; (d) intentionally omitted; (e) one-half of all escrow or closing charges; (f) the fees due its attorneys; (g) all costs of Buyer’s Due Diligence, including fees due its consultants and attorneys, except as set forth herein; and (h) all fees, costs and expenses related to the Transfer. Seller shall pay the following costs and expenses associated with the Transaction: (a) the commission due Seller’s Broker; (b) one-half of all transfer taxes, if any, applicable to the transfer of the Interests to Buyer; (c) one-half of all escrow or closing charges; (d) all fees due its attorneys; (e) intentionally omitted; and (f) all costs incurred in connection with causing the Title Company to Remove any Required Clearance Exceptions or to Remove any other Title Objections to the extent Seller specifically agrees in writing, at or prior to Closing, to cause Removal of such matter, it being understood for purposes of this sentence that nothing in this Agreement or any prior understanding or agreement of the parties shall be construed to obligate Seller to so Remove or agree to Remove any such matter. The obligations of the parties under this Section 6.6 shall survive the Closing (and not be merged therein) or any earlier termination of this Agreement.

6.7 Apportionment Credit. In the event the apportionments to be made at the Closing result in a credit balance (a) to Buyer, such sum shall be paid at the Closing by giving Buyer a credit against the Purchase Price in the amount of such credit balance, or (b) to Seller, Buyer shall deposit with Title Company an amount equal to such sum in immediately available funds by wire transfer with instructions to Title Company to pay such funds to Seller at the Closing.

6.8 Delayed Adjustment; Delivery of Operating and Other Financial Statements. If at any time following the Closing Date, the amount of an item listed in any section of this Article 6 shall prove to be incorrect (whether as a result in an error in calculation or a lack of complete and accurate information as of the Closing), the party in whose favor the error was made shall promptly pay to the other party the sum necessary to correct such error upon receipt of proof of such error, provided that such proof is delivered to the party from whom payment is requested within sixty (60) days of Closing. The provisions of this Section 6.8 shall survive the Closing and not be merged therein.

ARTICLE 7 - CLOSING

Buyer and Seller hereby agree that the Transaction shall be consummated as follows:

7.1 Closing Date. The Closing shall occur on the Closing Date at the office of Title Company via escrow funds and fully executed documents. The parties shall conduct an escrow-style closing through the Title Company so that it will not be necessary for any party to attend the Closing. The Closing may be held at such other place or such earlier time and date as Seller and Buyer shall mutually approve in writing. The parties will endeavor to “pre-close” on the business day prior to the Closing Date, so as to allow the wire transfers of the Purchase Price to occur at the opening of business on the Closing Date or as promptly thereafter as practical.

7.2 Title Transfer and Payment of Purchase Price. Provided all conditions precedent to Seller’s obligations hereunder have been satisfied or waived, Seller agrees to convey the Interests to Buyer upon confirmation of receipt of the Purchase Price by the Title Company as set forth below. Provided all conditions precedent to Buyer’s obligations hereunder have been satisfied or waived, Buyer agrees to pay the amount specified in Article 3 by timely delivering the same to Title Company no later than 1:00 p.m. Central Standard Time on the Closing Date, in immediately available federal funds wire transferred to Title Company, and deliver to Title Company instructions to immediately release the full amount of the Purchase Price, as increased or decreased by prorations and adjustments as herein provided, to Seller.

7.3 Seller’s Closing Deliveries. At Closing, Seller shall deliver or cause to be delivered the following:

(a)	Assignment of Membership Interests. An assignment of membership interests in the form of Exhibit C attached hereto and incorporated herein by this reference (“Assignment of Membership Interests”) from each Seller, executed and acknowledged by each Seller.

(b)	Intentionally Omitted.

(c)	Intentionally Omitted.

(d)	Intentionally Omitted.

(e)	Intentionally Omitted.

(f)	Non-Foreign Status Affidavit. A non-foreign status affidavit in the form of Exhibit H attached hereto and incorporated herein by this reference, as required by Section 1445 of the Internal Revenue Code, from each Seller, executed by each Seller.

(g)	Evidence of Authority. Documentation to establish the due authorization of each Seller’s execution of this Agreement and all documents contemplated by this Agreement and the consummation of the Transaction.

(h)	Other Documents. Such other documents as may be reasonably required by the Title Company, including a standard form of title affidavit in a form acceptable to Seller in its reasonable discretion, or as may be agreed upon by Seller and Buyer to consummate the Transaction.

(i)	Tax Returns. If applicable, duly completed and signed sales tax returns.

(j)	Rent Roll. An updated Rent Roll dated no sooner than five (5) days prior to the Closing Date.

(k)	Closing Statement. Title Company’s form of Seller’s closing statement, setting forth the prorations and adjustments to the Purchase Price respecting the Interests to be made pursuant to Article 6 (the “Closing Statement”), executed by Seller.

(l)	Seller’s Closing Certificate. Subject to the provisions of Section 9.3, a certificate (“Seller’s Closing Certificate”), dated as of the date of Closing and duly executed by Seller, in the form of Exhibit J attached hereto and incorporated herein.

(m)	Termination of Management Agreement. Evidence of termination of Seller’s existing property management agreement.

(n)	Transfer Documents. Such Transfer Documents as may be reasonably required by the Existing Lender.

(o)	Non-Imputation Affidavit. A Non-Imputation Affidavit, in the form of Exhibit D attached hereto and incorporated herein by this reference, executed by MLP together with such other information relating to MLP as the Title Company may reasonably request (including, without limitation, authorizing resolutions and current financial statements) in connection with the Title Company’s issuance of a non-imputation endorsement. For the sake of clarity, this provision shall not be deemed to require BCMR to deliver a non-imputation affidavit or any documents regarding the financial condition of BCMR as a condition to Closing.

(p)	Keys and Original Property Documents. Keys to all locks on the Real Property in Seller’s or Seller’s property manager’s possession and originals or, if originals are not available, copies, of all of the Property Documents, to the extent not previously delivered to Buyer, and any transferable bonds, warranties or guaranties in Seller’s possession which are in any way applicable to the Property or any part thereof.

The items to be delivered by Seller in accordance with the terms of Subsections (a) through (o) of this Section 7.3 shall be delivered to Title Company no later than 1:00 p.m. Central Standard Time on the Closing Date and the items to be delivered by Seller in accordance with the terms of Subsection (p) of this Section 7.3 shall be delivered outside of escrow and shall be deemed delivered if the same are located at the Property on the Closing Date.

7.4 Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver or cause to be delivered the following:

(a)	Purchase Price. The Equity, less the Deposit, as adjusted for apportionments and other adjustments required under this Agreement, plus any other amounts required to be paid by Buyer at Closing.

(b)	Assignment of Membership Interests. The Assignment of Membership Interests, executed by Buyer.

(c)	Intentionally Omitted.

(d)	Intentionally Omitted.

(e)	Evidence of Authority. Requested documents to establish the due authorization of Buyer’s acquisition of the Interests, and Buyer’s execution of this Agreement and the documents required to be delivered by Buyer pursuant to this Agreement and the consummation of the Transaction.

(f)	Tax Returns. If applicable, duly completed and signed sales tax returns.

(g)	Closing Statement. The Closing Statement, executed by Buyer.

The Purchase Price shall be paid in accordance with the terms of Section 7.2 hereof and Buyer shall deliver the items required by this Section 7.4 to Title Company no later than 1:00 p.m. Central Standard Time on the Closing Date.

ARTICLE 8 - CONDITIONS TO CLOSING

8.1 Conditions to Seller’s Obligations. Seller’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be waived by Seller in writing, at its sole option:

(a)	Representations True. All representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent they expressly relate to an earlier date;

(b)	Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law, whether now or hereafter existing;

(c)	Buyer’s Deliveries Complete. Buyer shall have delivered the funds required hereunder and all of the documents to be executed by Buyer set forth in Section 7.4 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Buyer at or prior to the Closing in all material respects; and

(d)	Transfer. Existing Lender’s approval of the Transfer, and execution of the Transfer Documents by Buyer and the Guarantor Parties;

(e)	Condo Restrictions. Recordation of the Condo Restrictions; and

(f)	Other Conditions. All other conditions precedent to Seller’s obligation to consummate the transaction hereunder (if any) which are expressly set forth in this Agreement shall have been satisfied on or before the date of Closing.

8.2 Conditions to Buyer’s Obligations. Buyer’s obligation to close the Transaction is conditioned on all of the following, any or all of which may be expressly waived by Buyer in writing, at its sole option:

(a)	Representations True. Subject to the provisions of Section 9.3, all representations and warranties made by Seller in this Agreement shall be true and correct in all material respects on and as of the Closing Date, as if made on and as of such date except to the extent that they expressly relate to an earlier date;

(b)	Seller’s Deliveries Complete. Seller shall have delivered, or shall have caused the Company to deliver, all of the documents and other items required pursuant to Section 7.3 and shall have performed all other covenants, undertakings and obligations, and complied with all conditions required by this Agreement, to be performed or complied with by Seller at or prior to the Closing, in all material respects; and

(c)	Transfer. Existing Lender’s approval of the Transfer, and execution of the Transfer Documents by Seller and Existing Lender;

(d)	Title Insurance. Title Company shall be irrevocably committed to insure the Company’s fee simple title to the Real Property pursuant to an ALTA 2006 Owner’s Policy of Title Insurance with all standard printed exceptions deleted, as well as any extended coverage and such endorsements as may be requested by Buyer, insuring good and indefeasible fee simple title to the Property in the Company in the amount of the Purchase Price subject only to the Permitted Exceptions (“Required Title Insurance”); and

(e)	Other Conditions. All other conditions precedent to Buyer’s obligation to consummate the transaction hereunder (if any), which are expressly set forth in this Agreement shall have been satisfied on or before the date of Closing.

8.3 Waiver of Failure of Conditions Precedent. At any time or times on or before the date specified for the satisfaction of any condition, Seller or Buyer may elect in writing to waive the benefit of any such condition set forth in Section 8.1 or Section 8.2, respectively. By closing the Transaction, Seller and Buyer shall be conclusively deemed to have waived the benefit of any remaining unfulfilled conditions set forth in Section 8.1 and Section 8.2, respectively. In the event any of the foregoing conditions has not been satisfied by the Closing Date, Buyer or Seller, as the case may be, shall have the right to terminate this Agreement by written notice given to the other party on the Closing Date, whereupon Escrow Agent shall promptly refund the Deposit to Buyer and the parties shall have no further rights, duties or obligations hereunder, other than those which are expressly provided herein to survive a termination of this Agreement; provided, however, in the event any of the conditions set forth in Sections 8.1 or 8.2 have not been satisfied due to a default by Buyer or Seller hereunder, then Buyer’s and Seller’s respective rights, remedies and obligations shall instead be determined in accordance with Article 11 hereof. Notwithstanding the foregoing, in the event Buyer’s condition to Closing set forth in Section 8.2(d) hereof has not been satisfied and/or waived by Buyer prior to the Closing Date, Seller shall be entitled to a reasonable adjournment of Closing (not to exceed thirty (30) days) for the purpose of (i) engaging an alternative title company to provide the Required Title Insurance, which such title company shall be nationally recognized and reasonably acceptable to Buyer or (ii) engaging the title insurer under the Existing Title Policy to provide endorsements to the Existing Title Policy sufficient to satisfy the requirements set forth in Section 8.2(d) hereof. In the event such alternative title insurer irrevocably commits to provide the Required Title Insurance in accordance with clause (i) or (ii) of the foregoing sentence, as applicable, within such thirty (30) day period, the condition to Closing set forth in Section 8.2(d) hereof shall be deemed satisfied.

8.4 Approvals not a Condition to Buyer’s Performance. Buyer acknowledges and agrees that its obligation to perform under this Agreement is not contingent upon Buyer’s ability to obtain any (a) governmental or quasi-governmental approval of changes or modifications in use or zoning, or (b) modification of any existing land use restriction, or (c) consents to assignments of any service contracts, management agreements or other agreements which Buyer requests.

ARTICLE 9 - REPRESENTATIONS AND WARRANTIES

9.1 Buyer’s Representations. Buyer represents and warrants to Seller as follows:

9.1.1	Buyer’s Authorization. Buyer and/or Buyer’s permitted assignee pursuant to Section 15.1 hereof: (a) are duly organized (or formed), validly existing and in good standing under the Laws of their respective States of organization and, as of the Closing, the State in which the Property is located, (b) are authorized to consummate the Transaction and fulfill all of their respective obligations hereunder and under all documents contemplated hereunder to be executed by Buyer and its assignee, and (c) have all necessary power to execute and deliver this Agreement and all documents contemplated hereunder to be executed by Buyer and its assignee, and to perform all of their respective obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by Buyer have been duly authorized by all requisite partnership, corporate or other required action on the part of Buyer and are the valid and legally binding obligation of Buyer, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder to be executed by Buyer, nor the performance of the obligations of Buyer hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of Buyer or will conflict with any order or decree of any court or governmental instrumentality of any nature by which Buyer is bound.

9.1.2	Buyer’s Financial Condition. No petition has been filed by or against Buyer under the Federal Bankruptcy Code or any similar state or federal Law.

9.1.3	OFAC. Buyer is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control of the Department of Treasury, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Neither Buyer nor any person holding a direct ownership interest in Buyer is described in, covered by or specially designated pursuant to, or affiliated with any person described in, covered by or specially designated pursuant to, Executive Order 13224, as amended, the International Emergency Economic Powers Act, 50 U.S.C. § 1701-06 et seq., the Iraqi Sanctions Act, Pub.L. 101-513, 104 Stat. 2047-55; the United Nations Participation Act, 22 U.S.C. § 287c, the Antiterrorism and Effective Death Penalty Act, the International Security and Development Cooperation Act, 22 U.S.C. § 2349 aa-9, the Terrorism Sanctions Regulations, 31 C.F.R. Part 595; the Terrorism List Governments Sanctions Regulations, 31 C.F.R. Part 596, and the Foreign Terrorist Organizations Sanctions Regulations, 31 C.F.R. Part 597 (collectively, “Anti-Terrorism Laws”) or any list issued by any department or agency of the United States of America in connection therewith.

9.2 Seller’s Representations. BCMR and MLP, as applicable, represent and warrant to Buyer as follows:

9.2.1	BCMR.

(a)

Authorization. BCMR (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization, (b) is authorized (excepting therefrom any necessary consents from Existing Lender) to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by BCMR, and (c) has all necessary power to execute and deliver this Agreement and as of the Closing Date shall have all necessary power to execute and deliver all documents contemplated hereunder to be executed by BCMR, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by BCMR as of the date hereof, have been duly authorized by all requisite limited partnership action on the part of BCMR and are the valid and legally binding obligation of BCMR, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder as of the date hereof to be executed by BCMR, nor the performance of the obligations of BCMR hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of BCMR or will conflict with any order or decree of any court or governmental instrumentality of any nature by which BCMR is bound.

(b)	Bankruptcy. No petition has been filed by or against BCMR under the federal Bankruptcy Code or any similar state or federal Law.

(c)	OFAC. To BCMR’s knowledge, BCMR is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control of the Department of Treasury, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Neither BCMR nor any person holding a direct ownership interest in BCMR, is described in, covered by or specially designated pursuant to, or affiliated with any person described in, covered by or specially designated pursuant to Anti-Terrorism Laws, or any list issued by any department or agency of the United States of America in connection therewith.

(d)	Foreign Entity. BCMR is not a foreign limited partnership, person or other entity within the meaning of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended.

9.2.2	MLP.

(a)

Authorization. MLP (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization, (b) is authorized (excepting therefrom any necessary consents from Existing Lender) to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by MLP, and (c) has all necessary power to execute and deliver this Agreement and as of the Closing Date shall have all necessary power to execute and deliver all documents contemplated hereunder to be executed by

MLP, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by MLP as of the date hereof, have been duly authorized by all requisite limited liability company action on the part of MLP and are the valid and legally binding obligation of MLP, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder as of the date hereof to be executed by MLP, nor the performance of the obligations of MLP hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of MLP or will conflict with any order or decree of any court or governmental instrumentality of any nature by which MLP is bound.

(b)	Bankruptcy. No petition has been filed by or against MLP under the federal Bankruptcy Code or any similar state or federal Law.

(c)	OFAC. To MLP’s knowledge, MLP is not acting, directly or indirectly for, or on behalf of, any person, group, entity or nation named by any Executive Order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism) or the United States Treasury Department as a terrorist, “Specially Designated National and Blocked Person,” or other banned or blocked person, entity, or nation pursuant to any law that is enforced or administered by the Office of Foreign Assets Control of the Department of Treasury, and is not engaging in this transaction, directly or indirectly, on behalf of, or instigating or facilitating this transaction, directly or indirectly, on behalf of, any such person, group, entity or nation. Neither MLP nor any person holding a direct ownership interest in MLP, is described in, covered by or specially designated pursuant to, or affiliated with any person described in, covered by or specially designated pursuant to Anti-Terrorism Laws, or any list issued by any department or agency of the United States of America in connection therewith.

(d)	Foreign Entity. MLP is not a foreign limited partnership, person or other entity within the meaning of Section 1445(b)(2) of the Internal Revenue Code of 1986, as amended.

9.2.3	Property Representations. Subject to the provisions of Section 9.3 below:

(a)	There is no current, pending or, to Seller’s knowledge, threatened (in writing) action, proceeding, investigation or litigation against the Company or pertaining to the Property, except for any litigation that is or would be covered by Seller’s insurance or involves customary tenant collection matters.

(b)	As of the date of this Agreement, neither the Company nor the Property is subject to any contracts or agreements affecting the Property which will be binding upon the Company after the Closing other than (i) the Assumed Contracts, (ii) the Leases, and (iii) the Permitted Exceptions.

(c)	To Seller’s knowledge, the Company has not received any written notice of any uncured default by the Company under the terms of any of the residential Leases being assumed pursuant to this Agreement.

(d)	The Company has not received any written notice of any uncured default by the Company under the terms of any Contracts or commercial Leases being assumed pursuant to this Agreement.

(e)	The rent roll in Exhibit I attached hereto and incorporated herein by this reference (the “Rent Roll”) is the true and correct copy of the rent roll for the Property maintained by or on behalf of the Company and relied on by the Company for internal administration and accounting purposes. Exhibit I discloses all security and other deposits made by each of the tenants under the Leases, and no tenant is or was entitled to any rebate or concession which is not disclosed on Exhibit I. The Company has not received any advance payment of rent (other than for the current month) on account of any of the Leases except as shown in Exhibit I. To the actual knowledge of Seller, there are no written or oral leases or tenancies or rights of possession affecting the Property other than those listed in Exhibit I.

(f)	The Company has not received any written notice from any governmental authority of any uncured violation by Seller of any Law applicable to the Property.

(g)	The Company has no, and has never had any, employees. The Company has not entered into any employment contracts or labor union contracts and has not established any retirement, pension or profit sharing plans relating to the operation or maintenance of the Property.

(h)

To Seller’s knowledge, the Company has not received any written notice from any governmental authority asserting any uncured violation by the Company of Environmental Laws applicable to the Property. The term “Environmental Laws” means the Resource Conservation and Recovery Act and the Comprehensive Environmental Response, Compensation, and Liability Act and other federal laws governing the environment as in effect on the date of this Agreement together with their implementing regulations as of the date of this Agreement applicable to the

Property, and all applicable state, regional, county, municipal and other local laws, regulations and ordinances that are equivalent or similar to the federal laws recited above or that purport to regulate hazardous or toxic substances and materials.

(i)	The Company has not received written notice from any governmental authority of any pending condemnation proceedings, and Seller has no knowledge of any threatened proceedings, relating to the Property.

(j)	The Personal Property to be transferred to Buyer is free and clear of liens, security interests and other encumbrances arising by, through or under the Company, except as a result of loan instruments securing a loan that shall be paid in full by the Company or assumed at or prior to Closing.

(k)	The Company is not a party to any contract, agreement, or commitment to sell, convey, assign, transfer or otherwise dispose of any portion or portions of the Property.

(l)	That there have been no repairs, additions or improvements made, ordered or contracted by the Company to be made on or to the Property in the last six (6) months except for repairs, additions or improvements which have been fully completed and paid for in full.

(m)	There are no written brokerage agreements or similar agreements in effect with respect to leasing activities at the Property that will survive Closing.

(n)	The operating statements for the Property delivered to Buyer are true and correct copies of the operating statements maintained by or on behalf of the Company and relied on by the Company for internal administration and accounting purposes; provided however, that Seller does not and will not represent or warrant that Buyer will be able to, or should be able to, operate the Property according to and with similar results as shown in such operating statements.

9.2.4

Existing Loan Representations. The Company has received no written notice of a default by the Company under the Existing Loan and, to Seller’s knowledge, no Event of Default (as defined in the Existing Loan Documents), monetary default or material non-monetary default has occurred and remains uncured. A true, accurate and complete list in all material respects of all of the Existing Loan Documents is contained on Schedule 5.6.1 attached hereto. True, correct and complete copies of the Existing Loan Documents set forth on Schedule 5.6.1 have been made available to Buyer. As of the date hereof, the Loan Documents have not been amended or modified (except as set forth on Schedule 5.6.1).

9.2.5 Interests Representations. Each Seller represents and warrants as to its respective Interests, as follows:

(a)	Each Seller owns, and at the time of Closing will own, 100% of its respective Interests. Each Seller has good title in and to its respective Interests, free and clear of all liens, agreements, voting trusts, proxies or other arrangements or restrictions of any kind whatsoever. There are no certificates evidencing the Interests.

(b)	The Interests have been duly and validly issued and are fully paid. Other than this Agreement, there are not, and on the Closing Date there will not be, any outstanding (a) options, warrants or other rights to purchase any membership interests in the Company, (b) any securities convertible into or exchangeable for membership interests in the Company, or (c) any other commitments of any kind for the issuance of additional membership interests in the Company. There are no other restrictions on transfer or other agreements or instruments which are binding on Seller and/or which relate to the ownership, voting or transfer of the Interests.

(c)	The Interests to be purchased hereby have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or any applicable state securities laws. The Interests are being offered and sold in reliance upon exemptions contained in the Securities Act and in the rules and regulations thereunder, and in reliance upon exemptions from applicable state securities Laws.

(d)	To Seller’s Knowledge, there are no options, warrants, calls, commitments, conversion rights, or other agreements requiring the issuance of any additional interests in the Company.

9.2.6	Company Representations.

(a)

The Company (a) is duly organized (or formed), validly existing and in good standing under the Laws of its State of organization and the State in which the Property is located, (b) is authorized to consummate the Transaction and fulfill all of its obligations hereunder and under all documents contemplated hereunder to be executed by the Company, and (c) as of the Closing Date shall have all necessary power to execute and deliver all documents contemplated hereunder to be executed by the Company, and to perform all of its obligations hereunder and thereunder. This Agreement and all documents contemplated hereunder to be executed by the Company as of the date hereof, have been duly authorized by all requisite limited liability company action on the part of the Company and are the valid and legally binding obligation of the Company, enforceable in accordance with their respective terms. Neither the execution and delivery of this Agreement and all documents contemplated hereunder as of the date hereof to be executed by the Company, nor the performance of the obligations of the Company hereunder or thereunder will result in the violation of any Law or any provision of the organizational documents of the Company or will conflict with any order or decree of any court or governmental instrumentality of any nature by which the Company is bound.

(b)	No petition has been filed by or against the Company under the federal Bankruptcy Code or any similar state or federal Law.

(c)	True, correct and complete copies of the Organizational Documents set forth on Schedule 5.1 have been made available to Buyer. As of the date hereof, the Organizational Documents have not been amended or modified (except as set forth on Schedule 5.1).

(d)	The Company is, and since its date of formation has been, a single asset entity and has complied with all of the single asset entity covenants set forth in Section 4.02(d) of that certain Loan Agreement between the Company and Existing Lender (the “Existing Loan Agreement”). The representations and warranties set forth in Section 4.01(h) of the Existing Loan Agreement are true, correct and complete and have been true, correct and complete since the Company’s date of formation.

9.3 General Provisions.

9.3.1	No Representation as to Leases. Seller does not represent or warrant that any particular lease or leases will be in force or effect on the Closing Date or that the tenants will have performed their obligations thereunder, provided, however, Seller has no knowledge of any fact or circumstance which would cause any commercial lease in effect as of the date hereof not to be in full force or effect at Closing.

9.3.2	Seller’s Obligations Deemed Modified. To the extent that Buyer knows or is deemed to know prior to the expiration of the Due Diligence Period (and at Closing) that Seller’s representations and warranties set forth herein are inaccurate, untrue or incorrect in any way, such representations and warranties shall be deemed modified to reflect Buyer’s knowledge or deemed knowledge, as the case may be.

9.3.3

Notice of Breach; Seller’s Right to Cure. If prior to Closing Seller or Buyer obtains actual knowledge that any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect, Seller or Buyer, as the case may be, shall give the other party written notice thereof within three (3) business days of obtaining such knowledge.

(a)	If any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect as a result of circumstances beyond Seller’s control that do not constitute or result from a breach by Seller of its obligations under this Agreement, then: (i) Seller shall have the right, but not the obligation, to cure such misrepresentation or breach within ten (10) days; (ii) to the extent permitted by the Existing Lender Consent, Seller shall be entitled to a reasonable adjournment of Closing (not to exceed ten (10) days) for the purpose of such cure; and (iii) if Seller is unable or unwilling to so cure such misrepresentation or breach within such ten (10) day period (it being agreed that a representation regarding having provided information or documents to Buyer cannot be cured by Seller following expiration of the Due Diligence Period simply by subsequently providing such information), then Buyer, as its sole remedy shall elect either (A) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction without reduction of or credit against the Purchase Price, or (B) to terminate this Agreement by written notice to Seller given to Seller no later than the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer, and thereafter neither party shall have any further rights or obligations hereunder except for those rights and obligations which by their terms expressly survive termination of this Agreement.

(b)

If any of Seller’s Warranties are untrue, inaccurate or incorrect in any material respect as a result of an action or omission by Seller or a breach by Seller of its obligations under this Agreement, then: (i) Seller shall be obligated to cure such misrepresentation or breach within ten (10) days; (ii) to the extent permitted by the Existing Lender Consent, Seller shall be entitled to a reasonable adjournment of Closing (not to exceed ten (10) days) for the purpose of such cure; and (iii) if Seller is unable to so cure such misrepresentation or breach within such ten (10) day period (it being agreed that a representation regarding having provided information or documents to Buyer cannot be cured by Seller following expiration of the Due Diligence Period simply by subsequently providing such information), then Buyer, as its sole remedy shall elect either (A) to waive such misrepresentations or breaches of representations and warranties and consummate the Transaction with a mutually agreed upon reduction of or credit against the Purchase Price, or (B) to terminate this Agreement by written notice to Seller given to Seller no later than the Closing Date, in which event this Agreement shall be terminated, the Deposit shall be returned to Buyer, and thereafter neither party shall have any further rights or obligations hereunder except for those rights and obligations which by their terms expressly survive termination of this Agreement.

The untruth, inaccuracy or incorrectness of any of Seller’s Warranties shall be deemed material only if Buyer’s aggregate damages resulting from the untruth, inaccuracy or incorrectness of any of the Seller’s Warranties are reasonably estimated to exceed Twenty-Five Thousand Dollars ($25,000) in the aggregate. Further, subject to Section 9.3.2, Buyer’s remedies following Closing for any untruth, inaccuracy or incorrectness of any of Seller’s Warranties shall be solely governed by Section 9.3.4 and 9.3.5.

9.3.4 Breach Discovered Post-Closing. Subject to Section 9.3.2, if Buyer first discovers after the Closing that any of Seller’s Obligations (hereinafter collectively referred to as a “Breach”), Buyer shall notify Seller, in writing, of such Breach and Seller shall have a period of thirty (30) days after Seller’s receipt of such notice to cure the Breach before Buyer shall be entitled to exercise any remedies for such Breach. If Seller fails to cure such Breach within such thirty (30) day period, Buyer shall be entitled to recover from Seller any and all actual damages suffered by Buyer as a result of such Breach, subject, however, to the provisions of Section 9.3.5.

9.3.5 Limited Survival; Limitation on Buyer’s Remedies. Seller’s Obligations, as modified pursuant to Section 9.3.2 and as updated by Seller’s Closing Certificate but excluding the Assignment of Membership Interests, shall survive Closing for a period of six (6) months after Closing, and no claim for such Breach shall be actionable or payable (a) if such Breach in question results from or is based on a condition, state of facts or other matter which Seller can prove was actually known to Buyer prior to Closing, (b) unless the valid claims for all such Breaches collectively aggregate to Twenty-Five Thousand Dollars ($25,000) or more, in which event the full amount of such valid claims shall be actionable, up to but not exceeding the amount of the Cap (as defined below), and (c) unless written notice containing a description of the specific nature of such Breach shall have been given by Buyer to Seller prior to the expiration of said six (6) month period and an action shall have been commenced by Buyer against Seller within thirty days after the expiration of said six (6) month period. In the event of any such Breach by Seller which Buyer first discovers after Closing and provides timely notice as aforesaid, Seller shall indemnify and hold Buyer harmless from and against any and all loss, damage, cost or expense resulting therefrom up to but not exceeding the Cap, subject to Section 9.3.4. Seller shall not be liable to Buyer to the extent Buyer’s claim is satisfied from any insurance policy, Contract or Lease. As used herein, the term “Cap” shall mean the total aggregate amount equal to Five Hundred Thousand Dollars ($500,000). In no event shall Seller’s aggregate liability to Buyer for any such breaches exceed the amount of the Cap, and Buyer hereby waives and disclaims any right to damages or compensation for any and all such breaches in excess of the Cap. Buyer hereby acknowledges and agrees that the liability of BCMR and MLP under this Agreement and the Closing Documents shall be several, and not joint, and that in connection with any representations, warranties or covenants given solely by BCMR or MLP, Buyer shall look solely to such party in connection with any claims made pursuant to Section 9.3.4, as limited by this Section 9.3.5. In no event shall Seller be liable for consequential, speculative, remote or punitive damages, and Buyer hereby waives and releases any right to seek or collect any such damages.

ARTICLE 10 - COVENANTS

10.1 Buyer’s Covenants. Buyer hereby covenants as follows:

10.1.1	Confidentiality. Buyer acknowledges that any information heretofore or hereafter furnished to Buyer with respect to the Property has been and will be so furnished on the condition that Buyer maintains the confidentiality thereof. Accordingly, Buyer shall hold, and shall cause Buyer’s Representatives to hold, in strict confidence, and Buyer shall not disclose, and shall prohibit Buyer’s Representatives from disclosing, to any other person without the prior written consent of Seller until the Closing shall have been consummated, (a) the terms of the Agreement, (b) any of the information in respect of the Property delivered to or for the benefit of Buyer whether by any of Buyer’s Representatives or by Seller or any of the Seller Parties, including, but not limited to, any information heretofore or hereafter obtained by Buyer or any of Buyer’s Representatives in connection with its Due Diligence, and (c) the identity of the constituent members in Seller. Notwithstanding the foregoing, Buyer hereby agrees that, after Closing, it shall continue to hold, and shall cause Buyer’s Representatives to hold, the terms of this Agreement and the identity of the constituent members of Seller in strict confidence, and Buyer shall not disclose, and shall prohibit Buyer’s Representatives from disclosing, such information to any other person without the prior written consent of Seller. In the event the Closing does not occur or this Agreement is terminated, Buyer shall promptly return to Seller all copies of documents containing any of such information without retaining any copy thereof or extract therefrom. Notwithstanding anything to the contrary hereinabove set forth, Buyer may disclose such information (a) on a need-to-know basis to its employees, consultants, members of professional firms serving it or existing or potential lenders, (b) as any governmental agency may require in order to comply with applicable Laws, and (c) to the extent that such information is a matter of public record. Notwithstanding the foregoing, Seller acknowledges that Buyer is wholly owned by a publicly traded real estate investment trust (“REIT”) which REIT may be obligated, under applicable securities laws, to disclose information regarding the terms of this Agreement, the Property and the Seller and that any such disclosure by Buyer or the REIT shall not be deemed a violation of the provisions of this Subsection 10.1.1. Seller shall at all times keep the economic terms of this transaction confidential. The provisions of this Subsection 10.1.1 shall survive any termination of this Agreement.

10.1.2

Indemnity. Buyer and Seller hereby agrees to indemnify, defend and hold one another and each of the other Seller Parties or Buyer Parties, as applicable free and harmless from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) arising out of or resulting from (a) the breach by Buyer or Seller, as applicable, of the terms of Subsection 10.1.1. The foregoing indemnity shall survive the

Closing (and not be merged therein) or any earlier termination of this Agreement.

10.1.3	Alternative Use. Seller shall record, or shall cause the Company to record, at Closing restrictive covenants (the “Condo Restrictions”) in the form attached hereto as Exhibit K, prohibiting the conversion of the Property to any Alternative Use prior to November 1, 2016. The Condo Restrictions will become Permitted Exceptions against title to the Property and Buyer will be obligated to accept the Property subject to the Condo Restrictions. Recording of the Condo Restrictions will not limit Buyer’s responsibility under other provisions of this Section 10.1.3. Buyer shall defend, indemnify and hold harmless Seller and each of the other Seller Parties from any and all Liabilities resulting or arising from any action taken by Buyer which terminates or removes of record the Condo Restrictions prior to November 1, 2016. At Buyer’s request, Seller shall cooperate with Buyer, or shall cause the Company to cooperate with Buyer, at Seller’s sole cost and expense, to terminate and remove of record (including, without limitation, executing any recordable instrument of termination) the Condo Restriction as of November 1, 2016. The foregoing indemnities and covenants shall survive the Closing (and not be merged therein).

10.2 Seller’s Covenants. Seller hereby covenants as follows:

10.2.1	Contracts.

(a)	Without Buyer’s prior consent, which consent may be granted or withheld in Buyer’s sole and absolute discretion, between the Effective Date and the Closing Date, Seller shall not, and shall not permit the Company to, extend, renew, replace or modify any Assumed Contract or enter into any new service contract or agreement unless such Contract, service contract or agreement (as so extended, renewed, replaced or modified) can be terminated by the owner of the Property without penalty on not more than thirty (30) days’ notice. Seller shall provide Buyer not less than three (3) business days’ prior written notice to provide its consent to any such contract, extension, renewal, replacement or modification. If Buyer fails to object in writing to any such proposed action within three (3) business days after receipt of the aforementioned notice, Buyer shall be deemed to have rejected the proposed action.

(b)	On or before the Closing, Seller shall, or shall cause the Company to, terminate any property management agreements currently in effect with respect to the Property at the sole cost and expense of Seller.

10.2.2	Maintenance and Operation of Property. Except to the extent Seller is relieved of such obligations by Article 12 hereof, between the date hereof and the Closing Date Seller shall, and shall cause the Company to, operate, maintain and repair the Property in the ordinary course of business, generally consistent with the manner in which Seller has operated, maintained and repaired the Property prior to the date hereof and Seller shall not, and shall not permit the Company to, make any material changes, modifications or alterations thereto and Seller shall, and shall cause the Company to, substantially perform, comply with and observe all of the material covenants and conditions that are to be performed, complied with or observed on the part of landlord under each Lease. Between the date hereof and the Closing Date, Seller will advise Buyer of any written notice Seller receives after the date hereof from any governmental authority concerning (a) any violation of any Laws applicable to the Seller or the Property, (b) any special assessments or proposed increase in valuation of the Property, and (c) any condemnation or eminent domain proceedings. In addition, Seller shall deliver or cause to be delivered to Buyer, promptly upon giving or receipt thereof by Seller, true and complete copies of (i) any written notices of default given or received by Seller under any of the Documents or Permitted Exceptions and (ii) any material written notices given to, or received from, the Existing Lender under the Existing Loan Documents.

Seller shall cause, or shall cause the Company to cause, all vacant apartment units to be in “rent ready” condition in a manner consistent with Seller’s current practices as of the Closing, other than such apartments which become vacant less than five (5) days prior to Closing.

From the date of this Agreement until the Closing Date, provided Buyer has not terminated this Agreement pursuant to the terms hereof, and except as may be permitted herein, Seller shall not, and shall not permit the Company to, without Buyer’s prior written consent in each instance, which consent must be given or denied, with the reasons for such denial specified in reasonable detail, within three (3) Business Days after receipt by Buyer of the information referred to in the next sentence, (a) enter into a New Lease; (b) modify or amend any commercial Lease (except pursuant to the exercise by a tenant of a renewal, extension or expansion option or other right contained in such tenant’s Lease); (c) consent to any assignment or sublease in connection with any commercial Lease; (d) terminate any commercial Lease; or (e) enter into any new residential lease; provided that Seller shall not need to obtain Buyer’s written consent to any new residential lease pursuant to which (i) tenant is obligated to pay market rent (it being agreed that such rent shall be deemed market if such rent is determined by the property manager to be consistent with other residential Leases entered into in the ordinary course), (ii) the term of years is consistent with that set forth in other residential Leases, (iii) the terms of the lease (including, without limitation, free rent and/or rent concession periods) are consistent with that set forth in other residential

Leases. Seller shall furnish Buyer with a written notice of the proposed transaction which shall contain information that Seller believes is reasonably necessary to enable Buyer to make informed decisions with respect to the advisability of the proposed action, including without limitation, the nature and amount of any Reimbursable Lease Expenses which will be an obligation of Buyer at or after Closing, including without limitation, the proposed documentation to evidence such action, including without limitation, any letters of intent and drafts of proposed leases and any amendments, modifications or terminations to existing Leases. If Buyer fails to object in writing to any such proposed action within three (3) Business Days after receipt of the aforementioned information, Buyer shall be deemed to have approved the proposed action. Buyer’s consent shall not be unreasonably withheld, conditioned or delayed with respect to any such action. Any notice from Buyer rejecting the proposed action shall include a description of the reasons for Buyer’s rejection.

10.2.3	Maintenance of Insurance. Seller shall, or shall cause the Company to, keep the Property insured through the Closing Date against loss or damage (including rental loss) by fire and all risks covered by the Seller’s insurance that is currently in force, provided that Seller may make adjustments in Seller’s insurance coverage for the Property which are consistent with Seller’s general insurance program in effect from time to time.

10.2.4	Removal and Replacement of Personal Property. Seller shall not, and shall not allow the Company to, remove any Personal Property except as may be required for necessary repair or replacement (which repair and replacement shall be of equal quality and quantity as existed as of the time of the removal), or otherwise in accordance with current inventory and management standards of Seller for its apartment properties, provided that any appliances, leasing office furniture, pool furniture, fitness center equipment, or other similar items of equipment so removed by Seller are promptly replaced by Seller, at its cost, with items of comparable value and utility.

10.2.5	Maintenance of Permits. Seller shall, or shall cause the Company to, maintain in existence all licenses, permits and approvals that are now in existence with respect to, and are required for, the ownership, operation or improvement of the Property, and are of a continuing nature.

10.3 Mutual Covenants.

10.3.1

Publicity. Seller and Buyer each hereby covenant and agree that prior to the Closing neither Seller nor Buyer shall issue any Release (as hereinafter defined) with respect to the Transaction without the prior consent of the other, except to the extent required by applicable Law; provided, however, the Purchase Price shall not be disclosed, except to the extent required by applicable Law. If either Seller or Buyer is required by applicable Law to issue a Release, such party shall, at least one (1) business days prior to the issuance of the same, deliver a copy of the proposed Release to the other party for its review. As used herein, the term “Release” shall mean any press release or public statement with respect to the Transaction or this Agreement.

10.3.2	Brokers. Seller and Buyer expressly acknowledge that Seller’s Broker has acted as the broker with respect to the Transaction and with respect to this Agreement. Seller shall pay any brokerage commission due to Seller’s Broker in accordance with the separate agreement between Seller and Seller’s Broker. Seller agrees to hold Buyer harmless and indemnify Buyer from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Buyer as a result of any claims by Seller’s Broker or any other party claiming to have represented Seller as broker in connection with the Transaction. Buyer agrees to hold Seller harmless and indemnify Seller from and against any and all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) suffered or incurred by Seller as a result of any claims by any party claiming to have represented Buyer as broker in connection with the Transaction.

10.3.3	Survival. The provisions of this Section 10.3 shall survive the Closing (and not be merged therein) or earlier termination of this Agreement.

ARTICLE 11 - REMEDIES FOR DEFAULT

11.1 Buyer’s Obligations. If, at the Closing, (i) Buyer is in default of any of its material obligations hereunder, or (ii) subject to Section 9.3, any of Buyer’s representations or warranties are untrue in any material respect, or (iii) the Closing otherwise fails to occur by reason of Buyer’s failure or refusal to perform its obligations hereunder in a prompt and timely manner, then Seller may elect as its sole and exclusive remedy to (a) terminate this Agreement by written notice to Buyer; or (b) waive the condition and proceed to close the Transaction. If this Agreement is so terminated, then Seller shall be entitled to the Deposit as liquidated damages, and thereafter neither party to this Agreement shall have any further rights or obligations hereunder other than any liabilities which survive the termination of this Agreement.

11.2 Seller’s Obligations. If, after expiration of the Due Diligence Period but on or before the Closing Date, Seller is in breach of any of its obligations hereunder (other than a breach of any representations or warranties set forth herein, which is governed by Section 9.3.3), then: (a) Seller shall be obligated to cure such breach within ten (10) days of written notice from Buyer; (b) to the extent permitted by the Existing Lender Consent, Seller shall be entitled to a reasonable adjournment of Closing (not to exceed ten (10) days) for the purpose of such cure; and (c) if Seller is unable to so cure such breach within such ten (10) day period, then Buyer shall be entitled, as its sole remedy for such default, to (i) waive such breach and proceed to close the Transaction without reduction in the Purchase Price, (ii) enforce specific performance of Seller’s obligation to execute and deliver the documents and perform its obligations as contained in this Agreement, or (iii) terminate this Agreement, receive the return of the Deposit which return shall operate to terminate this Agreement and release Seller from any and all liability hereunder except to the extent such liability survives the termination of this Agreement pursuant to the terms hereof; provided, however, that if the Closing fails to occur by reason of Seller’s failure or refusal to consummate the Transaction despite satisfaction of all conditions to Seller’s obligations hereunder, as set forth in Section 8.1 hereof, then Buyer shall also be entitled to seek from such Seller a reimbursement of Buyer’s out of pocket costs and expenses (including, without limitation, attorneys’ fees and expenses) incurred by Buyer in connection with this Agreement, the Transfer, Buyer’s due diligence and the transactions contemplated hereby in an amount not to exceed One Hundred Thousand Dollars ($100,000). If Buyer fails to file suit for specific performance against Seller in a court having jurisdiction in the county and state in which the Property is located, on or before sixty (60) days following the date upon which Closing was to have occurred, or the remedy of specific performance is ultimately unavailable, Buyer shall be deemed to have elected to terminate the Agreement in accordance with and as limited by subsection (c)(iii) above. In no event shall Seller be liable for consequential, speculative, remote or punitive damages, and Buyer hereby waives and releases any right to seek or collect any such damages.

ARTICLE 12 - CONDEMNATION/CASUALTY

12.1 Right to Terminate. If, after the date hereof, (a) any portion of the Property is taken by condemnation or eminent domain (or is the subject of a pending taking which has not yet been consummated), or (b) any portion of the Property is damaged or destroyed (excluding routine wear and tear), Seller shall notify Buyer in writing of such fact within five (5) days after obtaining knowledge thereof. If the Property is the subject of a Major Casualty/Condemnation that occurs after the date hereof, Buyer shall have the right to terminate this Agreement by giving written notice to Seller no later than ten (10) business days after the giving of Seller’s notice, and the Closing Date shall be extended, if necessary, to provide sufficient time for Buyer to make such election. The failure by Buyer to so elect in writing to terminate this Agreement within such ten (10) business day period shall be deemed an election not to terminate this Agreement. If this Agreement is terminated pursuant to this Section 12.1, the Deposit shall be immediately returned to Buyer and, thereafter, this Agreement shall terminate and neither party to this Agreement shall have any further rights or obligations hereunder other than any arising under any section herein which expressly provides that it shall survive the termination of this Agreement.

12.2 Allocation of Proceeds and Awards. If a condemnation or casualty occurs after the date hereof and this Agreement is not terminated as permitted pursuant to the terms of Section 12.1, then this Agreement shall remain in full force and effect, and the Closing of the Transaction shall be consummated upon the terms and conditions set forth herein and at the Closing:

(a)	if the awards or proceeds, as the case may be, have been paid to Seller prior to Closing, Buyer shall receive a credit at Closing equal to (i) the amount of any such award or proceeds on account of such condemnation or casualty, plus (ii) if a casualty has occurred and such casualty is an insured casualty, an amount equal to Seller’s deductible with respect to such casualty, less (iii) an amount equal to the Seller-Allocated Amounts; and

(b)	to the extent that such award or proceeds have not been paid to Seller prior to Closing, (i) if a casualty has occurred and such casualty is an insured casualty, Buyer shall receive a credit at Closing equal to Seller’s deductible with respect to such casualty, and (ii) Seller shall, or shall cause the Company to, assign to Buyer at the Closing (without recourse to Seller), subject to the following sentence, the rights of Seller to, and Buyer shall be entitled to receive and retain, such awards or proceeds and after Closing, Seller shall, and shall cause the Company to, cooperate with Buyer in connection with Buyer’s efforts to obtain such awards or proceeds (which obligation will survive Closing); provided, however, that within three (3) business days after receipt of such awards or proceeds, Buyer shall pay to Seller an amount equal to the Seller-Allocated Amounts. Any assignment by Seller to Buyer of insurance proceeds respecting loss of rental income shall be limited to that portion of such proceeds attributable to periods after Closing.

Seller shall, or shall cause the Company to, promptly and diligently pursue payment of any awards or proceeds in connection with any such condemnation or eminent domain proceeding, and/or the settlement or negotiation of any insurance claim, including making proof of loss thereof. In the event this Agreement is not terminated as the result of such casualty or condemnation pursuant to the terms hereof, Buyer shall have the right to participate in the settlement or negotiation of claims for all awards or proceeds and/or participate in any proceedings related to a condemnation of the Property and, in connection therewith, Seller shall, and shall cause the Company to, promptly deliver to Buyer all material documents received by Seller in connection with the foregoing. In the event this Agreement is not terminated as the result of such casualty or condemnation pursuant to the terms hereof, Seller shall not, and shall not allow the Company to, accept any award or enter into any settlement without first obtaining the prior written consent of Buyer, not to be unreasonably withheld, conditioned or delayed.

12.3 Waiver. The provisions of this Article 12 supersede the provisions of any applicable Laws with respect to the subject matter of this Article 12.

ARTICLE 13 - ESCROW PROVISIONS

The Deposit and any other sums (including, without limitation, any interest earned thereon) which the parties agree shall be held in escrow (herein collectively called the “Escrow Deposits”), shall be held by the Escrow Agent, in trust, and disposed of only in accordance with the following provisions:

(a)	The Escrow Agent shall invest the Escrow Deposits in government insured interest-bearing instruments reasonably satisfactory to both Buyer and Seller, shall not commingle the Escrow Deposits with any funds of the Escrow Agent or others, and shall promptly provide Buyer and Seller with confirmation of the investments made.

(b)	If the Closing occurs, the Escrow Agent shall deliver the Escrow Deposits to, or upon the instructions of, Seller on the Closing Date.

(c)	If for any reason the Closing does not occur, the Escrow Agent shall deliver the Escrow Deposits to Seller or Buyer only upon receipt of a written demand therefor from such party, subject to the following provisions of this subsection (c), except that in the case of a termination of this Agreement pursuant to Section 5.3 in which case the Deposit shall be automatically returned to Buyer without any authorization from Seller. If for any reason the Closing does not occur and either party makes a written demand upon the Escrow Agent for payment of the Escrow Deposits, the Escrow Agent shall give written notice to the other party of such demand. If the Escrow Agent does not receive a written objection from the other party to the proposed payment within ten (10) days after the giving of such notice, the Escrow Agent is hereby authorized to make such payment. If the Escrow Agent does receive such written objection within such period, the Escrow Agent shall continue to hold such amount until otherwise directed by written instructions signed by Seller and Buyer or a final judgment of a court.

(d)	The parties acknowledge that the Escrow Agent is acting solely as a stakeholder at their request and for their convenience, that the Escrow Agent shall not be deemed to be the agent of either of the parties, and that the Escrow Agent shall not be liable to either of the parties for any action or omission on its part taken or made in good faith, and not in disregard of this Agreement, but shall be liable for its grossly negligent acts and willful misconduct and for any Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller or Buyer resulting from the Escrow Agent’s mistake of law respecting the Escrow Agent’s scope or nature of its duties. Seller and Buyer shall jointly and severally indemnify and hold the Escrow Agent harmless from and against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred in connection with the performance of the Escrow Agent’s duties hereunder, except with respect to actions or omissions taken or made by the Escrow Agent in bad faith, in disregard of this Agreement or involving gross negligence or willful misconduct on the part of the Escrow Agent.

(a)	The party who receives any interest earned on the Escrow Deposits shall pay any income taxes on such interests and in connection therewith, such party shall executed and deliver to the Escrow Agent a W-9 setting forth such parties taxpayer identification number.

(b)	The Escrow Agent has executed this Agreement in the place indicated on the signature page hereof in order to confirm that the Escrow Agent has received and shall hold the Escrow Deposits in escrow, and shall disburse the Escrow Deposits pursuant to the provisions of this Article 13.

ARTICLE 14 - MISCELLANEOUS

14.1 Buyer’s Assignment. Except as set forth below, Buyer may not assign its rights under this Agreement without first obtaining Seller’s written approval, which approval may be given or withheld in Seller’s sole discretion. Buyer may assign this Agreement at Closing to a Permitted Affiliate without Seller’s consent, provided that Buyer’s assignee shall expressly assume all obligations of Buyer under this Agreement pursuant to a written assignment and assumption agreement in a form reasonably acceptable to Seller, of which Seller shall receive a fully-executed copy. For purposes hereof, the term “Permitted Affiliate” means an entity that controls, is controlled by or is under common control with Buyer, is solvent at the time of assignment and at the time of Closing, is not rendered insolvent by such assignment, and has sufficient assets to consummate the transaction contemplated herein. No transfer or assignment by Buyer shall release or relieve Buyer of its obligations hereunder.

14.2 Designation Agreement. Section 6045(e) of the United States Internal Revenue Code and the regulations promulgated thereunder (herein collectively called the “Reporting Requirements”) require an information return to be made to the United States Internal Revenue Service, and a statement to be furnished to Seller, in connection with the Transaction. Title Company is either (x) the person responsible for closing the Transaction (as described in the Reporting Requirements) or (y) the disbursing title or escrow company that is most significant in terms of gross proceeds disbursed in connection with the Transaction (as described in the Reporting Requirements). Accordingly:

(a)	Title Company is hereby designated as the “Reporting Person” (as defined in the Reporting Requirements) for the Transaction. Title Company shall perform all duties that are required by the Reporting Requirements to be performed by the Reporting Person for the Transaction.

(b)	Seller and Buyer shall furnish to Title Company, in a timely manner, any information requested by Title Company and necessary for Title Company to perform its duties as Reporting Person for the Transaction.

(c)	Title Company hereby requests Seller to furnish to Title Company Seller’s correct taxpayer identification number. Seller acknowledges that any failure by Seller to provide Title Company with Seller’s correct taxpayer identification number may subject Seller to civil or criminal penalties imposed by law. Accordingly, Seller hereby certifies to Title Company, under penalties of perjury, that Seller’s correct taxpayer identification number is 20-1067959.

(d)	Each of the parties hereto shall retain this Agreement for a period of four (4) years following the calendar year during which Closing occurs. This Section 14.2 shall survive Closing.

14.3 Survival/Merger. Except for the provisions of this Agreement which are explicitly stated to survive the Closing, (a) none of the terms of this Agreement shall survive the Closing, and (b) the delivery of the Deed and any other documents and instruments by Seller and the acceptance thereof by Buyer shall effect a merger, and be deemed the full performance and discharge of every obligation on the part of Buyer and Seller to be performed hereunder.

14.4 Integration; Waiver. This Agreement, together with the Exhibits hereto, embodies and constitutes the entire understanding between the parties with respect to the Transaction and all prior agreements, understandings, representations and statements, oral or written, are merged into this Agreement. Neither this Agreement nor any provision hereof may be waived, modified, amended, discharged or terminated except by an instrument signed by the party against whom the enforcement of such waiver, modification, amendment, discharge or termination is sought, and then only to the extent set forth in such instrument. No waiver by either party hereto of any failure or refusal by the other party to comply with its obligations hereunder shall be deemed a waiver of any other or subsequent failure or refusal to so comply.

14.5 Governing Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware.

14.6 Captions Not Binding; Exhibits. The captions in this Agreement are inserted for reference only and in no way define, describe or limit the scope or intent of this Agreement or of any of the provisions hereof. All Exhibits attached hereto shall be incorporated by reference as if set out herein in full.

14.7 Binding Effect; Time is of the Essence. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. Time is of the essence of this Agreement

14.8 Severability. If any term or provision of this Agreement or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

14.9 Notices. Any notice, request, demand, consent, approval and other communications under this Agreement shall be in writing, and shall be deemed duly given or made at the time and on the date: (i) when received by e-mail transmission (provided that the sender of such communication shall simultaneously send a copy thereof pursuant to (iv) below); (ii) when personally delivered as shown on a receipt therefor; (iii) three (3) business days after being mailed by prepaid registered or certified mail, return receipt requested, to the address for each party set forth below; or (iv) one (1) business day after being deposited with Federal Express or another reliable overnight courier service for next day deliver. Facsimile or e-mail transmissions received during business hours during a business day at the receiving location shall be deemed made on such business day if received prior to 8:00 p.m. (Eastern Time). Facsimile or e-mail transmissions received at any other time shall be deemed received on the next business day. Any such notice so given by facsimile or .pdf attachment to an e-mail transmission shall be deemed given upon receipt by the sending party of confirmation of successful transmission (provided that if any notice to be delivered by facsimile or e-mail is unable to be transmitted because of a problem affecting the receiving party’s facsimile machine or e-mail system, the deadline for receiving such notice shall be extended to the next business day). Any party, by written notice to the other in the manner herein provided, may designate an address different from that set forth below.

IF TO BUYER:

c/o RAIT Financial Trust

Cira Centre

2929 Arch Street, 17th Floor

Attention: Farrell Ender

Telephone #: (215) 243-9040

Email: farrell.ender@irtreit.com

COPY TO:

RAIT Financial Trust

Cira Center

2929 Arch Street, 17th Floor

Philadelphia, PA 19104

Attention: Jamie Reyle

Telephone #: (215) 243-9019

Email: jreyle@raitft.com

IF TO BCMR:

c/o Boston Capital Real Estate Partners, LLC

One Boston Place, Suite 2100

Boston, MA 02108-4406

Attention: Mark W. Dunne

Telephone #: (617) 624-8769

Facsimile #: (617) 624-8999

Email: mdunne@bostoncapital.com

COPY TO:

Goodwin Procter LLP

53 State Street

Boston, MA 02109

Attention: Craig C. Todaro, Esq.

Telephone #: (617) 570-8251

Facsimile #: (617) 523-1231

Email: ctodaro@goodwinprocter.com

IF TO MLP:

c/o MLP Management, LLC

1242 Strassner Drive

Brentwood, MO 63144

COPY TO:

Stinson Leonard Street LLP

7700 Forsyth Boulevard, Suite 1100

St. Louis, MO 63105

Attention: Hal A. Tzinberg, Esq.

Telephone #: 314-719-3046

Facsimile #: 314-259-3970

Email: hal.tzinberg@stinsonleonard.com

IF TO ESCROW AGENT/TITLE COMPANY:

Land Services USA, Inc.

1835 Market Street, Suite 420

Philadelphia, PA 19103

Attention: Mike Moyer

Telephone #: (215) 255-8989

Email: mmoyer@lsutitle.com

14.10 Counterparts. This Agreement may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement.

14.11 No Recordation. Seller and Buyer each agrees that neither this Agreement nor any memorandum or notice hereof shall be recorded and Buyer agrees (a) not to file any notice of pendency or other instrument (other than a judgment) against the Property or any portion thereof in connection herewith and (b) to indemnify Seller against all Liabilities (including reasonable attorneys’ fees, expenses and disbursements) incurred by Seller by reason of the filing by Buyer of such notice of pendency or other instrument. In no event shall this Agreement (or any short form or memorandum thereof) be recorded. Any recording of this Agreement or memorandum thereof by Buyer shall be deemed to be a default hereunder by Buyer which justifies the exercise by Seller of the remedies specified in Article 11.

14.12 Additional Agreements; Further Assurances. Subject to the terms and conditions herein provided, each of the parties hereto shall execute and deliver such documents as the other party shall reasonably request in order to consummate and make effective the Transaction; provided, however, that the execution and delivery of such documents by such party shall not result in any additional liability or cost to such party.

14.13 Construction. The parties acknowledge that each party and its counsel have reviewed and revised this Agreement and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement or any amendment hereof or Exhibit hereto.

14.14 JURISDICTION. WITH RESPECT TO ANY SUIT, ACTION OR PROCEEDINGS RELATING TO THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER (“PROCEEDINGS”) EACH PARTY IRREVOCABLY (A) SUBMITS TO THE EXCLUSIVE JURISDICTION OF THE COURTS OF THE COUNTY OF ST. LOUIS, STATE OF MISSOURI AND THE UNITED STATES DISTRICT COURT FOR THE EASTERN DISTRICT OF MISSOURI, AND (B) WAIVES ANY OBJECTION WHICH IT MAY HAVE AT ANY TIME TO THE LAYING OF VENUE OF ANY PROCEEDINGS BROUGHT IN ANY SUCH COURT, WAIVES ANY CLAIM THAT SUCH PROCEEDINGS HAVE BEEN BROUGHT IN AN INCONVENIENT FORUM AND FURTHER WAIVES THE RIGHT TO OBJECT, WITH RESPECT TO SUCH PROCEEDINGS, THAT SUCH COURT DOES NOT HAVE JURISDICTION OVER SUCH PARTY.

14.15 WAIVER OF JURY TRIAL. EACH PARTY HEREBY WAIVES TRIAL BY JURY IN ANY PROCEEDINGS BROUGHT BY THE OTHER PARTY IN CONNECTION WITH ANY MATTER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE TRANSACTION, THIS AGREEMENT, THE PROPERTY OR THE RELATIONSHIP OF BUYER AND SELLER HEREUNDER.

14.16 Facsimile and PDF Signatures. Signatures to this Agreement transmitted by facsimile or PDF shall be valid and effective to bind the party so signing. Each party agrees to promptly deliver an execution original to this Agreement with its actual signature to the other party, but a failure to do so shall not affect the enforceability of this Agreement, it being expressly agreed that each party to this Agreement shall be bound by its own telecopied or PDF signature and shall accept the telecopied signature of the other party to this Agreement.

14.17 Buyer Right to Audit. Seller acknowledges that Buyer may cause to be prepared audited financial statements with respect to the Property in compliance with the policies of Buyer and certain laws, including applicable regulations (Rule 3-14 of Regulation S-X) promulgated by the Securities and Exchange Commission (the “Audit”). Seller shall, and shall cause the Company to, use commercially reasonable efforts to cooperate with Buyer’s auditors in the preparation of such audited financial statements (including making available for interview, with reasonable advance notice from Buyer, by Buyer and Buyer’s auditors the management personnel of Seller who are responsible for the day-to-day operation of the Property and the keeping of the books and records in respect of the operation of the Property) for one (1) year after Closing. In addition, if Seller or the Company has audited financial statements, Seller shall, and shall cause the Company to, promptly provide Buyer with a copy of such audited financial statements for the most-recent period for which they have been prepared. Seller acknowledges that any such Audit may require review of records existing for up to three years prior to the date of Closing, and Seller shall, and shall cause the Company to, make available to Buyer any records relating to the operation of the Property in Seller’s possession or control covering such period, excluding Confidential Materials. If, after the Closing Date, Seller obtains an audited financial statement for a fiscal period prior to the

Closing Date that was not completed as of the Closing Date, then Seller shall, or shall cause the Company to, promptly provide Buyer with a copy of such audited financial statement. Seller acknowledges that providing its audited financial statements to Buyer does not necessarily obviate Buyer’s need to perform Buyer’s own audit. Buyer agrees to indemnify and hold harmless Seller and each other Seller Party from any claim, damage, loss, or liability to which any of them is at any time subjected by any person who is not a party to this Agreement as a result of Seller’s compliance with this Section or related to any information provided pursuant to this Section 14.17, except to the extent any such claim, damage, loss, or liability arises from Seller’s fraud or intentional misrepresentation. The provisions of this Section shall survive the Closing.

14.18 Interpretation. Any provision herein which purports to require Seller to take any action or to refrain from taking any action shall be deemed to require Seller to take such action or to refrain from taking such action, as applicable, and/or to cause the Company to take such action or to prevent the Company from taking such action, as applicable.

[Remainder of page left intentionally blank]

IN WITNESS WHEREOF, each party hereto has caused this Agreement to be duly executed as of the date(s) set forth below to be effective as of the day and year first above written.

BCMR:

BCMR KING’S LANDING, A LIMITED PARTNERSHIP, a Massachusetts limited partnership

By:	BCMR King’s Landing, LLC, its
General Partner

	By:	Boston Capital Real Estate Manager Corporation,
its Manager

		By:	/s/ Mark W. Dunne
		Name:	Mark W. Dunne
		Title:	President

MLP:

MLP KING’S LANDING, LLC, a
Missouri limited liability company, its Manager

By:	/s/ John C. Porta
Name:	John C. Porta
Title:	Member

PURCHASER:

INDEPENDENCE REALTY OPERATING PARTNERSHIP, LP, a Delaware limited partnership

By:	Independence Realty Trust, Inc., its
general partner

	By:	Independence Realty Advisors, LLC, its
external advisor and authorized agent

		By:	/s/ Farrell Ender
Farrell Ender, President

Signature Page to Purchase and Sale Agreement

AGREEMENT OF ESCROW AGENT

The undersigned has executed this Agreement solely to confirm its agreement to (a) hold the Escrow Deposits in escrow in accordance with the provisions hereof and (b) comply with the provisions of Article 13.

FIRST AMERICAN TITLE INSURANCE COMPANY

By:	/s/ Carl Bauchle
Name:	Carl Bauchle
Title:	Manager

Dated:	March 4, 2014

AGREEMENT OF TITLE COMPANY

The undersigned has executed this Agreement solely to confirm its agreement to comply with the provisions of Section 14.2.

LAND SERVICES USA, INC.

By:	/s/ Alison Zugschwert
Name:	Alison Zugschwert
Title:	Title Officer

Dated:	February 28, 2014

Signature Page to Purchase and Sale Agreement

EXHIBIT A

LEGAL DESCRIPTION

Adjusted Lot 1 of the Boundary Adjustment Plat of Lots 1-4 of Ballas Home Place and part of Lot 6 of Studt’s Home Place, according to the plat thereof recorded in Plat Book 352 page 605 of the St. Louis County Records.

A-1

EXHIBIT B

LIST OF CONTRACTS

VENDOR CONTRACT LOG	2-21-14

Type of Service	Vendor Name

Marketing and Advertising

Consumer Source Holdings, Inc. d/b/a Apartment Guide

Mobile Diamond – Expires March, 31 2014. MTM contract that terminates unless renewed at month end.

Gold Package – Expires December 12, 2013. MTM contract that may be terminated without penalty upon providing 30 day prior, written notice prior to the next monthly billing cycle for Consumer Source Holdings, Inc. Contract may be assigned or terminated in the event of a change in ownership. Both events require immediate written, certified notice, email, or facsimile.

Marketing and Advertising

Apartments.com

Expires February 1, 2014. Contract will automatically renew for 1 year period unless cancelled by providing 30 day prior written notice before the expiration of the contract term. Contract may be terminated without cause for convenience subject to a termination fee equal to the remaining term on the contract.

Marketing and Advertising

Bake Extra Cookies, LLC

Expires on January 31, 2014. MTM contract may be terminated by providing 30 day prior, written notice to cancel. Contract automatically renews on a MTM basis if not terminated 30 days prior to contract expiration date. May not be assigned.

Re-Occupancy Inspection Authorization	City of Creve Coeur Not applicable and will need to be re-signed by

VENDOR CONTRACT LOG	2-21-14

Type of Service	Vendor Name
new owner upon closing.

Fire Alarm Equipment Maintenance/Monitoring & Security Monitoring

Burnes-Citadel Security Company

Expires on November 18, 2014. Contract does NOT provide for early termination. Contract may NOT be assigned without written consent from Burnes – Citadel Security Company. Contract automatically renews for a 5 year term unless terminated by providing 30 day written notice to Burnes-Citadel prior to the contract expiration date.

Landscape Maintenance & Snow Removal

Mitchell Inc. Lawn and Landscape

Snow Removal - Contract may be terminated without cause by providing 30 day prior, written notice subject to liquidated damages equal to  1⁄2 of the fees that would be due under the contract.

Landscaping – Expired.

On-Hold Answering Service

Business Audio Plus, LLC

Expires January 11, 2015. Contract may NOT be terminated early. Contract automatically renews for 1 year and requires 30 day prior written notice to terminate prior to contract expiration.

Utility Reading, Billing, and Collecting	YES Management formerly ISTA North America, Inc.

Termite Inspection & Services	De Prow Services Expires June 19, 2017. Requires 30 day prior written notice of Assignment. No early termination clause and default subject to

VENDOR CONTRACT LOG	2-21-14

Type of Service	Vendor Name
mediation.

Elevator Service & Inspections

Missouri Elevator & Escalator, Inc. d/b/a Authorized Elevator

Expires May 1, 2014. May be terminated by owner with 60 day, written notice subject to 6 month fee penalty if terminated early. Automatically renews for 1 year if not terminated by owner with 60 day, written notice prior to contract expiration.

Fencing Repair	Custom Design Deck & Fence, Inc.

Cable & Internet & Office/Elevator Telephone

Charter Communications Entertainment I , LLC

Expires December 1, 2016. Requires 10 day, certified, written notice of Assignment with name of transferee, new owner addendum and w-9. Cannot be terminated early.

Garbage Collection

Progressive Waste Solutions of MO, Inc. formerly IESI

Expires October 31, 2014. Requires 30 day, certified, written notice to cancel without cause. No penalty for terminating early. Does not automatically renew.

Cellular Telephone	Sprint Expires April 23, 2015. Terminations fees apply if cancelled.

On-Line Rent Payments, Applications &Work Orders	Property Solutions International, Inc.

VENDOR CONTRACT LOG	2-21-14

Type of Service	Vendor Name

Merchant account is not Assignable. Requires 90 prior written notice to terminate a location. Payments are made quarterly therefore seller shall receive a credit on the closing statement for pre-paid fees to Property Solutions based on the pro-rated amount.

Renters Insurance	Property Solutions Insurance Agency, LLC Expires April 6, 2014. Contract (or single location) may be cancelled without penalty upon providing 30 days prior, written notice of cancellation.

Website Domain Hosting & SEO Mgt.

G5 Search Marketing, Inc.

Contract may be terminated early but requires 30 day prior written notice be provided to G5. Contract may be assigned however it requires prior approval from G5 and an official form of Assignment be executed by the transferee. Contract is held by MLP Management, LLC not the Seller entity.

Copier Maintenance

IKON Office Solutions, Inc.

Expires on April 16, 2014. Contract may NOT be assigned without prior written consent of IKON. Requires 30 day prior written notice of termination subject to liquidated damages in an amount equal to 6 times the monthly fee. Automatically renews for 12 months if not cancelled by giving 30 day prior written notice before contract expiration.

Locator Referrals	Apartment Search, Inc. Expires on August 7, 2014. Contract may be assigned without notice. Contract cannot be terminated early and requires a 60 day prior,

VENDOR CONTRACT LOG	2-21-14

Type of Service	Vendor Name
written notice to terminate the contract upon the contract expiration date.

Locator Referrals	Rent.com MTM Contract. Contract may be cancelled upon 30 days prior written notice without penalty.

Locator Referrals

Relocation Central by CORT

Expires January 17, 2014. Contract may be cancelled upon giving 7 days prior, written notice for any reason without penalty. Contract automatically renews for successive 1 year terms if not cancelled beginning on the day after the most current expiration date. Contract shall be assigned and assumed in the event of a change in control of ownership.

Furniture Rental	CORT Business Services, Corp

Web Domain Hosting	Go Daddy.com Requires proper assignment of the domain name via vendor specifications and timeframe. Domain name is held by MLP Management, LLC no Seller’s entity.

Applicant Screening

First Advantage formerly LexisNexis

MTM Contract with MLP Management. Requires 60 day prior written notice to terminate a property account. Assignment is not an option since MLP Management is party to this comprehensive contract.

Clearent, LLC & First National Bank of St.

VENDOR CONTRACT LOG	2-21-14

Type of Service	Vendor Name
Merchant E-Processing (on-site credit cards)

Louis

Expires. Contract may be terminated by providing Clearent and Bank 45 day prior, written notice of cancellation subject to a Termination Fee of $335 per location. Contract may be assigned with prior written consent of Clearent and Bank, subject to receipt of 30 written notice of merchant’s intent to sell the property.

Furniture Rental	Empire Furniture Rental

Locator Referrals	William French Agency Expires immediately upon written notice of cancellation.

Restoration & Board Up Service	Paragon Certified Restoration, LLC (only non insurance claim related services)

EXHIBIT C

FORM OF ASSIGNMENT OF MEMBERSHIP INTERESTS

THIS ASSIGNMENT OF MEMBERSHIP INTERESTS (this “Assignment”), is made as of                     , 2014 by and between                     , a                      (“Assignor”), and                     , a                      (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor owns fifty percent (50%) of the limited liability company interests in the Company (such interests, together with all rights, powers and obligations of Assignor as a member of the Company, the “Interests”);

WHEREAS, pursuant to the terms of that certain Purchase and Sale Agreement, dated as of                     , 2013, by and between Assignor,                      and Assignee (the “Sale Agreement”), Assignor agreed to sell to Assignee, inter alia, the Interests. Initially capitalized terms not otherwise defined herein shall have the respective meanings ascribed to such terms in the Sale Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual covenants herein contained, the parties hereto hereby agree as follows:

1. Assignment. Assignor hereby assigns, sets over and transfers to Assignee all of Assignor’s right, title and interest in, to and under the Interests.

2. Assumption. Assignee hereby accepts the foregoing assignment of the Interests and assumes all of Assignor’s obligations with respect to the Interests arising under the limited liability company agreement of the Company from and after the date hereof.

3. Effect of Transfer. As of the date hereof, the capital account of Assignor in the Company with respect to the Interest will be transferred to Assignee. From and after the date hereof, the profits or losses of the Company and all other items of income, gain, loss, deduction, or credit allocable to the Interest on or after the date hereof shall be credited or charged, as the case may be, to Assignee and not to Assignor. Assignee shall be entitled to all distributions or payments in respect of the Interest made on or after the date hereof, regardless of the source of those distributions or payments or when the same were earned or received by the Company. Nothing in this Assignment will affect the allocation to Assignor of profits, losses, and other items of income, gain, loss, deduction, or credit attributable to any period before the date hereof or any distribution or payments made to Assignor in respect of the Interest before such date.

4. Withdrawal. Assignor hereby withdraws as a member of the Company, and Assignee is hereby substituted as the sole member of the Company.

5. DISCLAIMERS. ASSIGNOR SPECIFICALLY DISCLAIMS ALL WARRANTIES AND REPRESENTATIONS OF ANY KIND OR CHARACTER, EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING WARRANTIES OF

C-1

MERCHANTABILITY) WITH RESPECT TO THE INTERESTS, EXCEPT AS OTHERWISE PROVIDED HEREIN OR IN SECTION 9.2.5 OF THE SALE AGREEMENT.

6. Miscellaneous. This Assignment and the obligations of the parties hereunder shall survive the closing of the transaction referred to in the Sale Agreement and shall not be merged therein, shall be binding upon and inure to the benefit of the parties hereto, their respective legal representatives, successors and assigns, shall be governed by and construed in accordance with the laws of the State of Delaware applicable to agreements made and to be wholly performed within said State and may not be modified or amended in any manner other than by a written agreement signed by the party to be charged therewith.

7. Severability. If any term or provision of this Assignment or the application thereof to any persons or circumstances shall, to any extent, be invalid or unenforceable, the remainder of this Assignment or the application of such term or provision to persons or circumstances other than those as to which it is held invalid or unenforceable shall not be affected thereby, and each term and provision of this Assignment shall be valid and enforced to the fullest extent permitted by law.

8. Counterparts. This Assignment may be executed in counterparts, each of which shall be an original and all of which counterparts taken together shall constitute one and the same agreement. Signatures to this Assignment transmitted by facsimile or electronic mail shall be valid and effective to bind the party so signing.

IN WITNESS WHEREOF, the undersigned have executed this Assignment as of the date first set forth hereinabove.

ASSIGNOR:

[BCMR SIGNATURE BLOCK]

ASSIGNEE:

[BUYER SIGNATURE BLOCK]

C-2

EXHIBIT D

NON-IMPUTATION AFFIDAVIT

State of	Missouri	]
ss

County of		]

The undersigned, after being first duly sworn, states as follows:

1.	The undersigned is the managing member of hereinafter referred to as “the Company,” which owns the properties described in Exhibit A hereof, hereinafter referred to as “the Properties.”

2.	The undersigned have requested that First American Title Insurance Company, hereinafter referred to as “First American” include a non-imputation endorsement as part of a title insurance policy to be issued in connection with the transfer of the membership interests in the Company to , hereinafter referred to as “the New Owner” The purpose of the non-imputation endorsement is to assure the New Owner that First American will not deny liability under the title insurance policy on the grounds that the New Owner had knowledge of any matter solely by reason of notice thereof being imputed to it through the Partnership or the undersigned by operation of law.

3.	To the best of the knowledge of the undersigned, there exists no unrecorded deed, land contract, lease (other than as set forth on Exhibit B), option to purchase, mortgage, deed of trust, judgment lien, tax lien, agreement or other instrument or encumbrance affecting title to any of the Properties, other than the following:

None

4.	Neither the Company nor, to the knowledge of the undersigned, any other member of the Company has done anything to create any unrecorded deed, land contract, lease, option to purchase, mortgage, deed of trust, judgment lien, tax lien, agreement or other instrument or encumbrance affecting title to any of the Properties, other than the following:

None

5.	There exists no litigation nor, to the knowledge of the undersigned, threatened litigation against the Company which purports to affect the Properties.

6.	An independent examination of the business records of the Company would reveal that the records are complete and in good order in all material respects and would not disclose or suggest the existence of any unrecorded legal or equitable interests in the Properties.

7.	The Company has sufficient assets, excluding the value of the Properties, to satisfy all unrecorded debts, demands or equities created, suffered or permitted by the Company and the transfer pursuant to which the New Entity acquires the Company will not render the Company insolvent nor is such transfer a fraudulent transfer under the bankruptcy laws of the United States or any similar creditors’ rights law.

8.	The undersigned make this affidavit for the purpose of inducing First American to include the non-imputation endorsement as described in Paragraph 2 with the knowledge that First American would not issue such non-imputation endorsement without having first received this affidavit and will rely on the assurances and representations made herein.

9.	That the undersigned acknowledge that they have read the foregoing and fully understand the legal ramifications of any misrepresentation and/or untrue statements made herein and hereby indemnify and hold First American harmless against any liability occasioned by reason of its reliance on the statements made herein.

The undersigned certify under penalty of perjury that the foregoing is true and correct.

[MLP SIGNATURE BLOCK]

Subscribed and sworn to before me on                     .

Notary Public

My Commission Expires:

EXHIBIT ‘A’

Adjusted Lot 1 according to Boundary Adjustment Plat of Lots 1-4 of Ballas Home Place and part of Lot 6 of Studt’s Home Place, recorded in Plat Book 352, Page 605 of the St. Louis County, Missouri Records.

D-3

EXHIBIT E

Intentionally Omitted

E-1

EXHIBIT F

Intentionally Omitted

F-1

EXHIBIT G

Intentionally Omitted

G-1

EXHIBIT H

FORM OF FIRPTA AFFIDAVIT

Section 1445 of the Internal Revenue Code provides that a transferee of a United States real property interest must withhold tax if the transferor is a foreign person. For U.S. tax purposes (including Section 1445 of the Internal Revenue Code), the owner of a disregarded entity (which holds legal title to a U.S. real property interest under local law) will be the transferor of the property and not the disregarded entity. To inform the transferee that withholding of tax is not required upon the disposition of a United States real property interest by                                          (“Seller”), the undersigned hereby certifies the following on behalf of Seller:

1. Seller is not a foreign corporation, foreign partnership, foreign trust, or foreign estate (as those terms are defined in the Internal Revenue Code and Income Tax Regulations);

2. Seller is not a disregarded entity as defined in Section 1.1445 2(b)(2)(iii) of the Income Tax Regulations;

3. Seller’s U.S. employer tax identification number is                     ; and

4. Seller’s office address is                                         .

Seller understands that this certification may be disclosed to the Internal Revenue Service by transferee and that any false statement contained herein could be punished by fine, imprisonment, or both.

The undersigned declares that he has examined this certification and to the best of his knowledge and belief it is true, correct and complete, and he further declares that he has authority to sign this document on behalf of Seller.

H-1

Dated:             , 2014.

[SELLER SIGNATURE BLOCK]

STATE OF	)
	)	ss.
COUNTY OF

This instrument was acknowledged before me this      day of             , 2014, by                     , the                      of                                         , a                     , which is the manager of                                         , on behalf of said entities.

Notary Public in and for the State of

Printed Name

My commission expires:

H-2

EXHIBIT I

RENT ROLL

EXHIBIT J

FORM OF SELLER’S CERTIFICATE

Reference is hereby made to that certain Purchase and Sale Agreement dated as of                                         , 2014 (the “Contract”), by and between                                          (collectively, “Seller”), and                                         , a                                          (“Buyer”).

Pursuant to Section 7.3 of the Contract and subject to all the qualifications and limitations contained in the Contract, Seller hereby certifies to Buyer that the representations and warranties contained in Section 9.2 of the Contract are true and correct in all material respects as of the date hereof; except for the following:

1. The rent roll attached hereto as Exhibit A shall replace the rent roll attached to the Contract as Exhibit I.

2. [ADD ANY ADDITIONAL UPDATES]

Dated as of the      day of             , 2014.

[SELLER]

By:
Name:
Title:

EXHIBIT K

Draft Condo Restrictions

Declaration Regarding Condominium Conversion

AFTER RECORDING RETURN TO:

DECLARATION OF RESTRICTIVE COVENANTS

This Declaration of Restrictive Covenants (this “Declaration”), dated as of             , 2014, is made by                                         , a                                          (“Declarant”).

1.	Background.

Declarant owns the land described in Exhibit A to this Declaration (the “Burdened Tract”). Declarant is simultaneously with the execution of this Declaration conveying the Burdened Tract to [            ], a [            ] (“Landowner”). Declarant and Landowner have agreed to impose certain restrictions on the Burdened Tract. But for creation of such restrictions, Declarant would not convey the Burdened Tract to Landowner.

2.	Use Restrictions.

For the term of this Declaration (as provided in Section 5): (a) no condominium map, declaration of condominium ownership or other device for the purpose of creating condominium, cooperative, timeshare or other fractionalized ownership may be made effective as to the Burdened Tract or any improvements located on the Burdened Tract, or any part of the Burdened Tract or any such improvements, and any condominium map, declaration of condominium ownership or other device for condominium, cooperative, timeshare or other fractionalized ownership that is attempted to be created during such term shall be void; (b) no dwelling unit located on the Burdened Tract may be conveyed separately from all other dwelling units located on the Burdened Tract; and (c) neither the Burdened Tract nor any improvements located on the Burdened Tract, nor any part of the Burdened Tract or any such improvements, may be conveyed to a cooperative or other entity the purpose of which is to provide occupants of the Burdened Tract or any improvements located on the Burdened Tract with any ownership interest in the Burdened Tract or any such improvements. Nothing in this Section 2 is intended to prevent ownership of the Burdened Tract or any improvements located on the Burdened Tract by a partnership, corporation, limited liability company, trust or other entity or through tenancy in common so long as the ownership of the entity or the tenancy in common is not vested, directly or indirectly, in persons who are occupants of the Burdened Tract or any improvements located on the Burdened Tract.

3.	Burden and Benefit.

The restrictions imposed by this Declaration shall burden the Burdened Tract, and the Burdened Tract shall be held, transferred, sold and conveyed subject to such restrictions, whether or not reference is made to this Declaration in the related conveyance document. The restrictions imposed by this Declaration shall run with the land and be binding on all successors owners and other parties having any interest in the Burdened Tract, whether or not so stated in any conveyance document. The restrictions imposed by this Declaration shall benefit and may be enforced by Declarant and any person who, from time to time, is or was the holder of a direct or indirect ownership interest in Declarant.

4.	Enforcement.

This Declaration may be enforced by injunction, it being specifically recognized that damages will not be an adequate remedy to compensate for a violation of this Declaration. Failure by any person to enforce this Declaration shall not be deemed a waiver of the right to do so. Any person who prevails in any action to enforce this Declaration will be entitled to recover reasonable attorneys’ fees and other costs of enforcement.

5.	Term.

The restrictions imposed by this Declaration will be in force for a period ending on, and shall automatically, without action from Declarant or Landowner, terminate and be of no further force or effect as of November 1, 2016. However, the restrictions imposed by this Declaration will cease to apply to any building on the Burdened Tract and the portion of the Burdened Tract occupied by that building if the building is completely destroyed by fire, windstorm or other casualty or if the building is demolished.

6.	Miscellaneous.

A determination that any provision of this Declaration is invalid or unenforceable will not affect the validity or enforceability of any other provision of this Declaration or the enforceability of that provision under other circumstances. The captions in this Declaration are for convenience of reference and are not to be considered in construing this Declaration. This Declaration shall be governed by the laws of the State of Missouri.

7.	Amendment.

Prior to November 1, 2016, this Declaration shall not be amended or terminated without the prior written consent of BCMR King’s Landing, A Limited Partnership, and MLP King’s Landing, LLC, or its respective successors or assigns, which consent such parties shall have no obligation of any kind to grant and which consent, if granted, may be conditioned in such manner as such parties may determine in its sole discretion to be appropriate.

DECLARANT:

[SIGNATURE BLOCK]

WITNESS:

Name:

Name:

COUNTY OF	)
	)	ss.:
STATE OF	)

The foregoing instrument was acknowledged before me this      day of             , by                                 . He is personally known to me or has produced                                  as identification.

NOTARY PUBLIC

State of

Printed Name

Commission No.

My commission expires:

EXHIBIT L

FORM OF TENANT ESTOPPEL

TENANT ESTOPPEL CERTIFICATE

                 , 2014

Independence Realty Operating Partnership, LP or its assignee (“Buyer”)

c/o Independence Realty Advisors, LLC

Cira Centre

2929 Arch Street, 17th Floor

Philadelphia, PA 19104-2870

Attention: Farrell Ender

and

King’s Landing LLC (“Landlord”)

c/o Boston Capital Real Estate Partners, LLC

One Boston Place, Suite 2100

Boston, MA 02108-4406

Attention: Mark W. Dunne

RE:	Lease dated , (“Lease”) between Landlord and (“Tenant”) for square feet of rentable space located at 618 North Ballas Road, Creve Coeur, Missouri (the “Premises”)

Gentlemen:

The undersigned, as Tenant, hereby certifies to: (i) Landlord, and (ii) Buyer in connection with Buyer’s potential acquisition of Seller’s interest in and to that certain real property located in the City of Creve Coeur, St. Louis County, Missouri commonly known as King’s Landing Apartments (the “Property”), in which the Premises are located (the “Premises”):

1. There are no actual or pending claims or defenses for offsets or credits against rentals or for any other monetary or other claim against the Landlord under the Lease, nor have rentals been prepaid except as provided by the terms of the Lease; nor is the Tenant aware of any such claims or defenses on the part of the Landlord;

2. The term of the Lease commenced as of             ,         , rental at the rate provided by the Lease is payable in accordance with its terms, all minimum rent and additional rent have been paid through and including             , 2014, the current minimum monthly rent under the Lease is $         per month, the current monthly common area maintenance charge and real estate tax charge under the Lease is $         per month, the expiration date of the Lease is             , 20    ; Tenant has deposited $         with Landlord for a security deposit under the Lease (which amount is not subject to any set-off or reduction or to any increase for interest or other credit due to Tenant); no advance rental or other payment has been made in connection with the Lease, except rental for the current month; there is no “free rent” or other rent concession or adjustments to which Tenant is entitled under the remaining term of the Lease; if applicable, the Base Year for the purposes of computing tax escalations or any additional charges is 20    ;

3. Tenant has no notice of a prior assignment, hypothecation, or pledge of the Lease or the rent payable thereunder;

4. Tenant has no option to extend or renew the terms of the Lease for any period of time nor expand or contract the Premises, except:                     ;

5. Tenant has no option to purchase, or right of first offer, or right of first refusal with respect to the Premises or the property of which the Premises is a part; and Tenant has no option under the Lease to terminate the Lease prior to its expiration date except upon certain circumstances arising from the condemnation of or casualty to the Premises as set forth in the Lease;

6. The Lease has not been modified, altered, or amended, is in full force and effect, and is a binding and enforceable obligation of Tenant; a true and correct copy of the Lease is attached hereto as Exhibit “A” and represents the entire agreement between the Landlord and the Tenant with respect to the Premises;

7. That all obligations, commitments, space, payments, repairs, build out allowances, inducements, other sums and conditions under the Lease to be performed to date by Landlord have been satisfied, free of defenses and set-offs including all construction work in the Premises; there is no existing default or unfulfilled obligations on the part of the Landlord in any of the terms and conditions of the Lease;

8. Landlord is not in default in the performance of any covenant, agreement, or condition contained in the Lease and there are no existing circumstances that with the giving of notice or the passage of time or both would give rise to such a default;

9. Except as described below (if applicable), Tenant is not in default in the performance of any covenant, agreement, or condition contained in the Lease and there are no existing circumstances that with the giving of notice or the passage of time or both would give rise to such a default; Describe any existing default:

.

10. Neither Tenant nor any guarantor of Tenant’s obligations under the Lease is the subject of any bankruptcy, insolvency or similar proceeding in any Federal, state or other court or jurisdiction;

11. Tenant has not paid any rental or other sum due under the Lease more than one (1) month in advance of the due date thereof set forth in the Lease;

12. Tenant has unconditionally accepted the Premises;

13. The Premises are acceptable to Tenant as is, and Tenant agrees not to look to Landlord to remedy or cure any faults therein, including, without limitation, latent defects;

14. Landlord has not assumed or agreed to perform any obligation of Tenant or any affiliate thereof under any other lease or other agreement to which Tenant or its affiliates is a party; the rent set forth in the Lease is the true rent and there are no concessions or payments which are due Tenant which are not set forth in the Lease;

15. Landlord has no obligation to construct any improvements on the Premises or to make any monetary payments to Tenant;

16. There are no unpaid or outstanding claims, bills or invoices for any labor performed upon or materials furnished to either the Tenant or Premises for which any lien or encumbrance including, without limitation, materialmen, suppliers and mechanic’s liens, have been asserted or may be asserted against either the Tenant or Premises;

17. There are no existing, pending or threatened lawsuits affecting the Premises or the Lease or between Tenant and Landlord;

18. Tenant has all applicable permits, licenses, certificates of occupancy and other documentation required by the applicable governmental authorities in order to operate its business in full accordance with the law; and

19. The Guaranty of                      remains in full force and effect and has not been amended, restated or modified in any way.

This certification is made with the knowledge that Buyer contemplates acquiring an interest in the Property. Tenant and Guarantors further acknowledge and agree that Borrower and its successors and assigns shall have the right to rely on the information contained in this Estoppel Certificate.

The undersigned are authorized to execute this Estoppel Certificate on behalf of Tenant and Guarantors.

Very truly yours,

By:
Name:
Title:

Acknowledged and agreed:

GUARANTORS:

By:
Name:
Title:

EXHIBIT “A”

TO

TENANT ESTOPPEL CERTIFICATE

[COPY OF LEASE]

SEE ATTACHED

SCHEDULE 5.1

ORGANIZATIONAL DOCUMENTS

1.	Certificate of Formation of King’s Landing LLC dated April 22, 2004.

2.	Redacted copy of that certain Limited Liability Company Agreement of King’s Landing LLC dated as of June 6, 2004, as amended by that certain Amendment to Limited Liability Company Agreement dated as of May 13, 2010, that certain Second Amendment to Limited Liability Company Agreement dated as of August, 2010, and that certain Third Amendment to Limited Liability Company Agreement dated as of May 24, 2012.

SCHEDULE 5.6.1

LOAN DOCUMENTS

All dated as of May 24, 2012 (unless otherwise noted):

1.	Assignment of Management Agreement by and among Seller, Existing Lender and MLP Management, LLC;

2.	Assignment of Security Instrument by Existing Lender;

3.	Environmental Indemnity Agreement by Seller for the benefit of Existing Lender;

4.	Multifamily Deed of Trust, Assignment of Leases and Rents, Security Agreement and Fixture Filing by Seller to Existing Lender;

5.	Guaranty by Existing Guarantors for the benefit of Existing Lender;

6.	Loan Agreement by and between Existing Lender and Seller; and

7.	Multifamily Note by Seller.